Exhibit 10.5

$40,816,327.53
BRIDGE LOAN AGREEMENT
dated as of
December 30, 2008
Among
ION GEOPHYSICAL CORPORATION,
The Guarantors Party Hereto,
The Lenders Party Hereto,
JEFFERIES FINANCE LLC,
as Administrative Agent, Sole Bookrunner and Sole Lead Arranger

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

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(continued)
SCHEDULES:
Schedule 1.01A — Existing Letters of Credit
Schedule 1.01B — Permitted Liens
Schedule 2.01 — Commitments
Schedule 3.01 — Organization
Schedule 3.03 — No Violations
Schedule 3.05 — No Undisclosed Liabilities
Schedule 3.06 — Litigation
Schedule 3.07 — Compliance with Law
Schedule 3.10 — Intellectual Property
Schedule 3.12 — Environmental Compliance
Schedule 3.15 — Insurance
Schedule 3.19 — Subsidiaries
Schedule 4.01(m) — Payoffs to Other Lenders
Schedule 6.01 — Existing Indebtedness
Schedule 6.05 — Permitted Investments
Schedule 6.08 — Affiliate Transactions
Schedule 6.09 — Restrictive Agreements
Schedule 6.12 — Sales and Leasebacks
Schedule 10.04 — Competitors

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(continued)
EXHIBITS:

Exhibit 1.01(A)	—	Form of Assignment and Assumption

Exhibit 1.01(C)	—	Form of Joinder Agreement

Exhibit 2.08(f)	—	Form of Promissory Note

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          BRIDGE LOAN AGREEMENT (this “Agreement”) dated as of December 30, 2008 (the “Effective Date”), among ION GEOPHYSICAL CORPORATION, a Delaware corporation (the “Borrower”), the Guarantors party hereto, the Lenders party hereto, JEFFERIES FINANCE LLC (“Jefferies”), as Administrative Agent, sole bookrunner and sole lead arranger.
PRELIMINARY STATEMENT:
          WHEREAS, the Borrower has previously issued that certain senior increasing rate note, dated September 18, 2008 (the “Short-Term Bridge Note”), in the aggregate principal amount of $40,816,327.53 in favor of Jefferies Finance CP Funding LLC, which Short-Term Bridge Note is maturing on December 31, 2008; and
          WHEREAS, the Borrower has requested that the Lenders make loans to it to repay the outstanding principal amount of the Short-Term Bridge Note, and the Lenders are willing, on the terms and subject to the conditions hereinafter set forth (including Article IV), to extend the Commitments and make the Loans described herein to the Borrower for such purpose.
          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, the Borrower, Guarantors, the Administrative Agent and the Lenders agree as follows:
ARTICLE I
Definitions
     SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
          “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
          “Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the applicable LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
          “Administrative Agent” means Jefferies Finance LLC, in its capacity as administrative agent for the Lenders hereunder.
          “Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
          “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
          “Agreement” has the meaning set forth in the introductory paragraph hereof.

          “Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) 2.75%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively, if applicable.
          “Applicable Margin” means, on any day, when used in reference to any Loan the rate of interest of which is determined by reference to (i) the Adjusted LIBO Rate, a per annum percentage equal to 13.25% and (ii) the Alternate Base Rate, a per annum percentage equal to 12.25%.
          “Approved Fund” has the meaning assigned to such term in Section 10.04.
          “ARAM” means ARAM Systems Ltd., an Alberta corporation, and its permitted successors and assigns.
          “ARAM Acquisition” means the acquisition of ARAM and certain of its subsidiaries or Affiliates, including Canadian Seismic Rentals, Inc., an Alberta corporation, pursuant to the terms of the ARAM Purchase Agreement.
          “ARAM Financial Statements” has the meaning set forth in Section 3.04(b).
          “ARAM Purchase Agreement” means that certain Amended and Restated Share Purchase Agreement, dated as of September 18, 2008, by and among the Borrower, ARAM, Canadian Seismic Rentals Inc. and the “Sellers” named therein, as amended, restated, or otherwise modified from time to time.
          “Asset Sale” means the sale, transfer, lease or disposition by the Borrower or any of its Subsidiaries to any Person other than the Borrower or any of its Subsidiaries of (i) any of the Equity Interests in any of the Borrower’s Subsidiaries, (ii) substantially all of the assets of any division or line of business of the Borrower or any of its Subsidiaries, or (iii) any other assets (whether tangible or intangible) of the Borrower or any of its Subsidiaries (including, without limitation, any accounts receivable but excluding (a) inventory sold in the ordinary course of business, (b) Permitted Investments, (c) Margin Stock, and (d) obsolete, worn out or surplus equipment).
          “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of the Administrative Agent, if required by Section 10.04), and accepted by the Administrative Agent, in substantially the form of Exhibit 1.01(A) or any other form approved by the Administrative Agent.
          “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
          “Borrower” has the meaning given in the preamble hereto.

          “Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of any Loan to which the LIBO Rate is applicable, as to which a single Interest Period is in effect.
          “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, New York or Houston, Texas are authorized or required by Law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
          “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
          “Change in Law” means (a) the adoption of any Law after the date of this Agreement, (b) any change in any Law or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of Law) of any Governmental Authority made or issued after the date of this Agreement.
          “Change of Control” means (a) any Person or group (within the meaning of Rule 13d-5 of the Commission under the Securities Exchange Act of 1934 as in effect on the date hereof) shall become the beneficial owner (as defined in Rule 13d-3 of the Commission under the Securities Exchange Act of 1934 as in effect on the date hereof) of issued and outstanding Equity Interests of the Borrower representing more than 35% of the aggregate voting power in elections for directors of the Borrower on a fully diluted basis; or (b) a majority of the members of the board of directors of the Borrower shall cease to be either (i) Persons who were members of the board of directors on the Effective Date or (ii) Persons who became members of such board of directors after the Effective Date and whose election or nomination was approved by a vote or consent of the majority of the members of the board of directors that are either described in clause (i) above or who were elected under this clause (ii).
          “Change of Control Offer” has the meaning set forth in Section 2.09(b).
          “Change of Control Payment” has the meaning set forth in Section 2.09(b).
          “Change of Control Payment Date” has the meaning set forth in Section 2.09(b).
          “Code” means the Internal Revenue Code of 1986, as amended from time to time.
          “Commission” means the Securities and Exchange Commission as constituted under the Securities Exchange Act of 1934, or, if at any time such Commission is not existing and performing the duties now assigned to it, then the body performing such duties at such time.

          “Commitment” means with respect to each Lender, the commitment of such Lender to make its Loan. The amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The aggregate amount of the Lenders’ Commitments is $40,816,327.53.
          “Confidential Release and Termination Agreement” means the Release and Termination Agreement, dated the date hereof, by and among the Borrower, Jefferies and Jefferies & Company, Inc.
          “Consolidated Capital Expenditures” means, for any period, the expenditures for additions to property, plant and equipment and other capital expenditures for such period, as the same are or would be set forth in a consolidated statement of cash flows of the Borrower and its Subsidiaries for such period.
          “Consolidated Capital Lease Obligations” means, for any period, the Capital Lease Obligations for such period, as the same are or would be set forth in a consolidated statement of cash flows of the Borrower and its Subsidiaries for such period.
          “Consolidated EBITDA” means, for any period and for any Person, Consolidated Net Income of such Person for such period plus, to the extent deducted in determining Consolidated Net Income for such period, the aggregate of (i) Consolidated Interest Expense, (ii) income tax expense and (iii) depreciation, amortization and other similar non-cash charges. The Consolidated EBITDA of any Person acquired subsequent to July 3, 2008 shall be, as of the date of acquisition, without duplication, said Person’s Consolidated EBITDA calculated for the most recently completed twelve month period ended prior to such acquisition and, thereafter, its Consolidated EBITDA calculated on a rolling four quarter basis.
          “Consolidated Indebtedness” means, for any period, the consolidated Indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis for such period.
          “Consolidated Interest Expense” means, for any period and for any Person, the sum of aggregate interest expense of such Person and its Subsidiaries determined on a consolidated basis for such period.
          “Consolidated Net Income” means, for any period and for any Person, the net income of such Person and its subsidiaries, determined on a consolidated basis for such period, exclusive of the effect of any extraordinary gains or losses.
          “Control” means the power, direct or indirect, to vote 35% or more of the voting power for the election of directors (or the individuals performing similar functions) of such Person.
          “Convertible Notes” means any senior unsecured convertible notes, subordinated unsecured convertible notes or senior subordinated unsecured convertible notes, in each case, issued by the Borrower in one or more transactions after the Effective Date that are mandatorily convertible on a stated date into a fixed number of the Borrower’s common shares and not otherwise convertible.

          “Convertible Preferred Stock” means (i) the Existing Convertible Preferred Stock and (ii) any other capital stock of the Borrower, in each case, issued by the Borrower in one or more transactions after the Effective Date that are mandatorily convertible on a stated date into a fixed number of the Borrower’s common shares and not otherwise convertible.
          “Credit Exposure” means, with respect to any Lender at any time (i) prior to the termination or expiration of the Commitments, such Lender’s Commitment at such time and (ii) thereafter, the outstanding principal amount of such Lender’s Loans at such time.
          “Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
          “Default Rate” means (a) with respect to the Loans, the per annum rate of interest otherwise applicable to such Loans plus 4.00%, and (b) with respect to all other amounts, the per annum rate of interest otherwise applicable to ABR Loans plus 4.00%.
          “Dollars” or “$” refers to lawful money of the United States of America.
          “Domestic Subsidiary” means a Subsidiary organized or formed under the laws of the United States of America or any state, jurisdiction or territory thereof.
          “Effective Date” has the meaning given in the preamble hereto.
          “Environmental Laws” means all Laws, notices or agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material.
          “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or, to the knowledge of the Borrower, threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
          “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

          “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
          “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
          “Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
          “Event of Default” has the meaning assigned to such term in Section 7.01.
          “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, Issuing Lender or any other recipient of a payment to be made by or on account of any Obligation, (a) taxes imposed on or measured by its overall net income, however denominated, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located; and (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which a Lender is located.
          “Existing ARAM Sellers’ Note” means that certain unsecured promissory note, dated September 18, 2008, in the aggregate principal amount of $35,000,000, issued by 3226509 Nova Scotia Company, a Nova Scotia unlimited liability company and successor by assignment to the Borrower under the ARAM Purchase Agreement, made to the favor of Maison Mazel Ltd. (formerly known as 1236929 Alberta Ltd.), an Alberta corporation.
          “Existing ARAM Sellers’ Note Guaranty” means that certain guaranty, dated September 18, 2008, made by the Borrower to the favor of Maison Mazel Ltd. (formerly known as 1236929 Alberta Ltd.), an Alberta corporation.

          “Existing Convertible Preferred Stock” means those certain (i) Series D-1 Cumulative Convertible Preferred Stock issued pursuant to the terms of the Certificate of Rights and Preferences of Series D-1 Cumulative Convertible Preferred Stock dated February 16, 2005, (ii) Series D-2 Cumulative Convertible Preferred Stock issued pursuant to the terms of the Certificate of Rights and Preferences of Series D-2 Cumulative Convertible Preferred Stock dated December 6, 2007, (iii) Series D-3 Cumulative Convertible Preferred Stock issued pursuant to the terms of the Certificate of Rights and Preferences of Series D-3 Cumulative Convertible Preferred Stock dated effective as of February 21, 2008 and (iv) shares issued in accordance with the terms of Section 1(c) of that certain Agreement dated as of February 15, 2005 between the Borrower and Fletcher International, Ltd.
          “Existing Letters of Credit” means those certain letters of credit described on Schedule 1.01A.
          “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
          “Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower or any authorized signatory of the Borrower.
          “Fixed Charge Coverage Ratio” means, at any date, the ratio of (i) Consolidated EBITDA less the sum of: (A) cash income tax expense, (B) non-financed Consolidated Capital Expenditures (it being understood and agreed that Consolidated Capital Expenditures that are financed with loans made under the Senior Credit Facility shall not constitute non-financed Consolidated Capital Expenditures) and (C) capitalized research and development costs; to (ii) the sum of (A) scheduled payments of (x) lease payments and (y) payments of principal Indebtedness, (B) Consolidated Interest Expense actually paid and (C) dividends paid in cash, in each case for the period of four consecutive fiscal quarters most recently ended on or prior to such date for which financial information is available.
          “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
          “Foreign Subsidiary” means any Subsidiary of the Borrower that is not organized or incorporated in the United States or any State or territory thereof.
          “Fourth Amendment” means that certain Fourth Amendment to Amended and Restated Credit Agreement and Foreign Security Agreement, Limited Waiver and Release, dated the date hereof, by and among the Borrower, ION International S.à r.l., the guarantors party thereto, the lenders party thereto and the Senior Credit Facility Administrative Agent.
          “GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.
          “Governmental Approval” means (i) any authorization, consent, approval, license, waiver, ruling, permit, tariff, rate, certification, exemption, filing, variance, claim, order, judgment, decree, sanction or publication of, by or with; (ii) any notice to; (iii) any declaration of or with; or (iv) any registration by or with, or any other action or deemed action by or on behalf of, any Governmental Authority.
          “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
          “guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided, that the term guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
          “Guarantees” means the guarantees issued pursuant to this Agreement as contained in Article IX hereof.
          “Guarantors” means (i) ION Exploration Products (U.S.A.), Inc., a Delaware corporation, (ii) I/O Marine Systems, Inc., a Louisiana corporation, (iii) GX Technology Corporation, a Texas corporation and (iv) each of the Borrower’s existing and subsequently acquired or organized Material Domestic Subsidiaries.
          “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law, and any petroleum, petroleum products or petroleum distillates and associated oil or natural gas exploration, production and development wastes that are not exempted or excluded from being defined as “hazardous substances”, “hazardous materials”, “hazardous wastes” and “toxic substances” under such Environmental Laws.

          “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind (excluding deposits from customers of the Borrower or its Subsidiaries in the ordinary course of business), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business that are not more than ninety (90) days past due), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (j) any other items required to be listed as a liability under GAAP. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
          “Indemnified Taxes” means Taxes other than Excluded Taxes.
          “Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs provided that Intangible Assets shall expressly exclude the multi-client data library.
          “Intellectual Property” has the meaning given in Section 3.10.
          “Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each calendar month, commencing with the last Business Day of January, 2009 and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part.
          “Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one month thereafter; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day; (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) if any Interest Period shall end on a date that is subsequent to the Maturity Date, the last day of such Interest Period shall be deemed to be the Maturity Date regardless of whether such Interest Period shall be for a period of less than one month. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
          “ION Financial Statements” has the meaning set forth in Section 3.04(a).
          “Investment” means (i) any direct or indirect purchase or other acquisition by the Borrower or any of its Subsidiaries of, or of a beneficial interest in, any Equity Interests of any other Person (including any Subsidiary of the Borrower) and (ii) any loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by the Borrower or any of its Subsidiaries to any other Person (other than, in the case of the Borrower, to a Subsidiary of the Borrower or, in the case of a Subsidiary of the Borrower, to the Borrower or another such Subsidiary). The amount of any investment shall be the original cost of such investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.
          “Jefferies” has the meaning given in the preamble hereto.
          “Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit 1.01(C) or such other form as the Administrative Agent shall approve executed by any new Material Domestic Subsidiary or any Domestic Subsidiary that previously was not is required under Section 5.09 to become a Guarantor, in each case, making such Subsidiary a Guarantor.
          “Law” means all laws, statutes, treaties, ordinances, codes, acts, rules, regulations, Government Approvals and Orders of all Governmental Authorities, whether now or hereafter in effect.
          “Lenders” means the Persons listed on the signature pages hereto as “Lenders” and any other Person that shall have become a Lender hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
          “Leverage Ratio” means, at any date, for the Borrower and its Subsidiaries, the ratio of (i) Total Funded Debt as of such date to (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date for which financial information is available.
          “LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the greater of (i) 1.75% and (ii) the rate appearing on Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in the relevant currency in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for deposits in Dollars with a maturity comparable to such Interest Period. In the event that such rate referred to in clause (ii) of the immediately preceding sentence is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the greater of (i) 1.75% and (ii) the rate at which the Administrative Agent is offered deposits in Dollars in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Eurodollar Borrowing to be outstanding during such Interest Period.
          “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset to secure or provide for the payment of any obligation of any Person, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
          “Loan Documents” means this Agreement, any promissory notes executed in connection herewith, any Joinder Agreements and any other agreements and documents executed and delivered in connection with this Agreement.
          “Loan” means any Loan made pursuant to Section 2.01 hereof.
          “Margin Stock” shall have the meaning given to such term in Board Regulation U.
          “Material Adverse Effect” means a material adverse effect on (i) the business, assets, operations, property or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of any of the Obligors to perform its obligations under the Loan Documents to which such Obligor is a party, (iii) the validity or enforceability of any of the Loan Documents, or (iv) the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents.
          “Material Contract” means any contract or agreement, written or oral, to which the Borrower or any of its Subsidiaries is a party (other than the Loan Documents) that is listed as a “Material Contract” in the most recently filed Annual Report of the Borrower on Form 10-K, or in any Quarterly Report of the Borrower on Form 10-Q or Current Report of the Borrower on Form 8-K filed thereafter (each as may be amended) until the Form 10-K for the immediately succeeding fiscal year is filed, as each such contract or agreement may be amended, supplemented or otherwise modified from time to time.
          “Material Domestic Subsidiary” means a Subsidiary of the Borrower that (i) is a Domestic Subsidiary and (ii) holds assets having a book value of $50,000,000 or more.

          “Material Indebtedness” means Indebtedness (other than the Loans) or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $20,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any of its Subsidiaries in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
          “Maturity Date” means January 31, 2010.
          “Moody’s” means Moody’s Investors Service, Inc.
          “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
          “Net Worth” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (i) Shareholders’ Equity of the Borrower and its Subsidiaries (ii) outstanding Convertible Preferred Stock and (iii) the outstanding Convertible Notes; provided that if the Convertible Preferred Stock and the Convertible Notes ever account for more than fifty percent (50%) of the aggregate Net Worth, any such excess over fifty percent (50%) shall not be considered in calculating Net Worth.
          “New ARAM Sellers’ Note” means that certain amended and restated unsecured subordinated promissory note, dated the Effective Date, in the aggregate principal amount of $35,000,000, issued by 3226509 Nova Scotia Company, a Nova Scotia unlimited liability company and successor by assignment to the Borrower under the ARAM Purchase Agreement, made to the favor of Maison Mazel Ltd. (formerly known as 1236929 Alberta Ltd.), an Alberta corporation, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.
          “New ARAM Sellers’ Note Documents” means, collectively, the New ARAM Sellers’ Note and the New ARAM Sellers’ Note Guaranty.
          “New ARAM Sellers’ Note Guaranty” means that certain amended and restated subordinated guaranty, dated the Effective Date, made by the Borrower to the favor of Maison Mazel Ltd. (formerly known as 1236929 Alberta Ltd.), as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.
          “Note” has the meaning set forth in Section 2.08(f).
          “Obligations” means all of the duties, obligations (including the payment of the principal of or premium, if any, or interest on the Loans) and liabilities of any kind of the Borrower and each Guarantor hereunder or under any of the Loan Documents.
          “Obligors” means the Borrower and each Guarantor.
          “Order” means an order, writ, judgment, award, injunction, decree, ruling or decision of any Governmental Authority or arbitrator.

          “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any of the other Loan Documents.
          “Participant” has the meaning set forth in Section 10.04.
          “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
          “Petition Date” has the meaning set forth in Section 9.02.
          “Permitted Investments” means:
          (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed or insured by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
          (b) investments in commercial paper maturing within one year from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least A-1 from Standard & Poor’s Rating Service and P-1 from Moody’s Investor’s Service, Inc.;
          (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within three (3) years from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the Laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000, any Lender or any Senior Credit Facility Lender;
          (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;
          (e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated or invest solely in the assets described in clauses (a) through (d) above and (iii) have portfolio assets of at least $500,000,000;
          (f) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within three (3) years after the date of acquisition and having, at such date, the highest rating obtainable from either S&P or Moody’s;
          (g) any interest bearing account at, or certificate of deposit maturing not more than three (3) years after such time issued by, a U.S. savings and loan association which has a rating of “A-” or better from S&P or a rating of “A3” or better from Moody’s on its long term unsecured debt and which has combined capital and surplus and undivided profits of not less than $500,000,000;

          (h) any interest bearing account at, or certificate of deposit maturing not more than one year after such time, payable in U.S. Dollars and issued by, (i) a foreign banking institution or foreign branch of a U.S. banking institution, which banking institution has a rating of “A-” or better from S&P or a rating of “A3” or better from Moody’s on its long-term unsecured debt and combined capital and surplus and undivided profits of not less than $500,000,000, or (ii) any foreign subsidiary of a U.S. banking institution, which U.S. banking institution has a rating of “A-” or better from S&P or a rating of “A3” or better from Moody’s and which subsidiary has combined capital and surplus and undivided profits of not less than $500,000,000 or (iii) by any Lender or any Senior Facility Lender;
          (i) any evidence of Indebtedness (including variable rate demand notes), maturing not more than three (3) years after such time, issued by any State of the United States, by any county or municipality organized or incorporated under the laws of any State of the United States or by any agency or subdivision of any of the foregoing, in each case rated “A-” or better by S&P or rated “A3” or better by Moody’s;
          (j) [Intentionally omitted];
          (k) any mutual funds or similar investment vehicles investing primarily in Investments of the types set forth in the foregoing clauses (a) through (j), provided that ratings requirements shall be applicable to the mutual fund rather than the underlying Investments, as follows: such mutual funds shall, in each case, have a rating of “A-” or better from S&P or a rating of “A3” from Moody’s or a rating satisfactory to the Administrative Agent from another recognized rating agency satisfactory to the Administrative Agent, provided, however, that it is agreed that (i) any Investment which when made complies with the requirements of any of the foregoing clauses (e), (f), (g), (h), (i) or (j) may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; and (ii) no Investment otherwise permitted by clauses (j) or (k) shall be permitted to be made directly or indirectly through a mutual fund if, immediately before or after giving effect thereto, any Default shall have occurred and be continuing; and
          (l) with respect to the Borrower’s Foreign Subsidiaries only, any Investments outside of the United States that are the functional foreign equivalents in all material respects to the investments described in the foregoing clauses (a) through (k) of this definition.
          “Permitted Liens” means:
          (a) Liens that secure Indebtedness incurred under the Senior Credit Facility pursuant to clause (e) of Section 6.01;
          (b) any Lien on any property or asset of the Borrower or any Subsidiary of the Borrower existing on July 3, 2008 and identified on Schedule 1.01B hereto;
          (c) Liens that secure Indebtedness permitted by clause (c) of Section 6.01;

          (d) any Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses, provided that such Indebtedness is not increased except for increases in an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such extension, renewal, refinancing, or replacement and in an amount equal to any existing commitments unutilized thereunder, and is not secured by any additional assets;
          (e) Liens imposed by Law for taxes that are not yet due or are being contested in compliance with Section 5.04;
          (f) Statutory Liens of landlords, statutory liens of banks and rights of setoff, carriers’, warehousemen’s, mechanics’, materialmen’s, workmen’s, repairmen’s, employees’ and other like Liens imposed by Law, arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days or are being contested in compliance with Section 5.04;
          (g) Liens, pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance, other social security Laws or regulations and by other similar Laws;
          (h) Liens, deposits or pledges to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, government contracts, surety and appeal bonds, performance bonds, return-of-money-bonds and other obligations of a like nature, in each case in the ordinary course of business;
          (i) easements, zoning restrictions, rights-of-way, licenses, restrictions on the use of property or other minor imperfections in title and similar encumbrances on real property and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower and its Subsidiaries;
          (j) leases or subleases granted to third parties in accordance with any applicable terms of the Loan Documents and not interfering in any material respect with the ordinary conduct of the business of the Borrower and its Subsidiaries;
          (k) Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods;
          (l) any zoning or similar Law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;
          (m) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements (but not Swap Agreements) entered into in the ordinary course of business of the Borrower and its Subsidiaries;
          (n) licenses of patents, trademarks and other intellectual property rights granted by the Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Borrower and its Subsidiaries;

          (o) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;
          (p) any obligations or duties affecting any of the property of any Person to any municipality or public authority with respect to any franchise, grant, license or permit which do not materially impair the use of such property for the purposes for which it is held;
          (q) Liens on cash deposits in the nature of a right of setoff, banker’s lien, counterclaim or netting of cash amounts owed arising in the ordinary course of business on deposit accounts;
          (r) Liens on cash collateral or Permitted Investments for the Existing Letters of Credit and letters of credit permitted under Section 6.01(h), not to exceed the face amount thereof;
          (s) Liens reserved in leases for rent and for compliance with the terms of the lease in the case of leasehold estates;
          (t) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary of the Borrower or existing on any property or asset of any Person that becomes a Subsidiary after July 3, 2008 prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other Property or assets of the Borrower or any Subsidiary of the Borrower, (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and (iv) such Lien, unless otherwise permitted hereunder, is terminated within ninety (90) days of such Person’s becoming a Subsidiary;
          (u) any Liens on capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such Liens secure Indebtedness permitted by clause (j) of Section 6.01, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 80% of the cost of acquiring, constructing or improving such fixed or capital assets, and (iv) such Liens shall not apply to any other property of the Borrower or any of its Subsidiaries;
          (v) any Liens created pursuant to any Swap Agreement (i) with any Senior Credit Facility Lender or any Affiliate of such Senior Credit Facility Lender, or (ii) with any other Person, provided that the aggregate value of the obligation secured by all such Liens permitted by this clause (v)(ii) shall not exceed $3,000,000 in the aggregate at any one time outstanding;

          (w) Liens to secure Capital Lease Obligations permitted under Sections 6.01(g) and 6.01(s); provided that such Liens attach only to the Property that is the subject of such Capital Lease Obligation;
          (x) any Liens securing purchase money indebtedness;
          (y) any extension, renewal or replacement of the foregoing, provided that the Liens permitted hereunder shall not secure any additional Indebtedness (other than any refinancing thereof) or encumber any additional property (other than a substitution of like property); and
          (z) liens on Margin Stock.
          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
          “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “Prime Rate” means the prime lending rate of interest per annum publicly announced from time to time by HSBC Bank USA, N.A., as its prime rate in effect at its principal office located in New York, New York as set forth on the British Bankers’ Association Telerate Page 5 for such day (or such other page as may replace such page for the purpose of displaying such rate); each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
          “Register” has the meaning set forth in Section 10.04.
          “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
          “Required Lenders” means, at any time, Lenders having Credit Exposures representing more than 50.0% of the aggregate amount of all Credit Exposures at such time.
          “Response” means (a) “response” as such term is defined in CERCLA, 42 U.S.C. §9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to: (i) clean up, remove, treat, abate, or in any other way address any Hazardous Material in the environment; (ii) prevent the release or threatened release of any Hazardous Material; or (iii) perform studies and investigations in connection with, or as a precondition to, clause (i) or (ii) above.
          “Restricted Payment” means: (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower, or any of its Subsidiaries or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any of its Subsidiaries, or (ii) any principal repayment, defeasance, sinking fund or similar deposit, whether in cash, securities or other property, of the New ARAM Sellers’ Note.
          “Sale/Leaseback Agreement” means a five-year amortizing equipment lease financing facility in an original principal amount not exceeding $41,000,000, entered into by the Borrower or one or more of its Subsidiaries, pursuant to which the Borrower or such Subsidiaries shall sell and lease back equipment or inventory, primarily located in Canada, on terms reasonably satisfactory to (i) if the Senior Credit Facility is then outstanding, the Senior Credit Facility Administrative Agent or (ii) if the Senior Credit Facility is not then outstanding, the Administrative Agent.
          “S&P” means Standard & Poor’s Rating Services, a division of the McGraw Hill Companies, Inc.
          “Senior Credit Facility” means that certain Amended and Restated Credit Agreement, dated as of July 3, 2008, among, inter alios, the Borrower, ION International S.à r.l., a Luxembourg private limited company (société à responsabilité limitée), as the foreign borrower, the other Subsidiaries of the Borrower that are party thereto, as guarantors, the lenders party thereto, HSBC Bank USA, N.A., as administrative agent (in such capacity, the “Senior Credit Facility Administrative Agent”), and the other agents party thereto, as amended by that certain First Amendment to Amended and Restated Credit Agreement and Domestic Security Agreement, dated as of September 17, 2008, that certain Second Amendment to Amended and Restated Credit Agreement, dated as of October 17, 2008, the Third Amendment and the Fourth Amendment and the same as may be further amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.
          “Senior Credit Facility Lender” means a Lender (as defined in the Senior Credit Facility).
          “Senior Credit Facility Lender Swap Agreement” means a Lender Swap Agreement (as defined in the Senior Credit Facility).
          “Senior Credit Facility Loan Documents” means the Senior Credit Facility and the Loan Documents (as defined therein), in each case, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.
          “Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Borrower and its Subsidiaries as of the last day of the most recently ended fiscal quarter of the Borrower and its Subsidiaries for which financial statements are available determined in accordance with GAAP.
          “Short-Term Bridge Note” has the meaning set forth in the recitals hereto.
          “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
          “Subordinated Indebtedness” means unsecured Indebtedness of the Borrower and its Subsidiaries, provided such Indebtedness (a) is subordinate in payment to the Obligations pursuant to subordination provisions approved in writing by the Administrative Agent, (b) does not have a maturity date shorter than one (1) year following the Maturity Date and (c) has terms that are no more restrictive than the terms of the Loan Documents and which provide they may not be amended in any manner less favorable to the Borrower or any of its Subsidiaries party thereto without the consent of the Administrative Agent and the Required Lenders, provided that, after giving effect to the issuance of such Indebtedness, no Default or Event of Default shall have occurred or be continuing or would occur as a result thereof.
          “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
          “Subsidiary” means any direct or indirect subsidiary of the Borrower.
          “Super Majority Lenders” means, at any time, Lenders having Credit Exposures representing more than 66-2/3% of the sum of the total Credit Exposures at such time.
          “Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that, no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or its Subsidiaries shall be a Swap Agreement.

          “Tangible Net Worth” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, Net Worth on that date minus the Intangible Assets of the Borrower and its Subsidiaries on such date.
          “Tax Deferred Asset Assignment Agreement” means that certain Assignment Agreement, dated the date hereof, by and among 3226509 Nova Scotia Company, ARAM, Canadian Seismic Rentals Inc., Maison Mazel Ltd. (formerly known as 1236929 Alberta Ltd.) and the Borrower, in form and substance reasonably satisfactory to the Administrative Agent.
          “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
          “Third Amendment” means that certain Third Amendment to Amended and Restated Credit Agreement, dated December 29, 2008, by and among the Borrower, ION International S.à r.l., the guarantors party thereto, the lenders party thereto and the Senior Credit Facility Administrative Agent.
          “Total Funded Debt” means all funded Consolidated Indebtedness, plus Consolidated Capital Lease Obligations and issued letters of credit net of cash collateral posted to secure any such letters of credit.
          “Transactions” means the execution, delivery and performance by the Borrower and the Guarantors of this Agreement and the other Loan Documents, the borrowing of the Loans and the use of the proceeds thereof as provided in Section 5.08.
          “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
          “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
     SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).
     SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein”, “hereof” and

“hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. References to quarters and months with respect to compliance with financial covenants and financial reporting obligations of the Borrower shall be fiscal quarters and fiscal months, except where otherwise indicated.
ARTICLE II
The Credits
     SECTION 2.01 Commitments; Funding of Loans. Subject to the terms and conditions set forth herein, each Lender agrees to make term loans (with respect to such Lender, its “Loans”) to the Borrower in a single Borrowing on the Effective Date in an aggregate principal amount equal to such Lender’s Commitment. Once prepaid or repaid, no Loan may be reborrowed.
     SECTION 2.02 Loans and Borrowings.
          (a) The Loans to be funded on the Effective Date shall be made as part of a single Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
          (b) The Borrowing to be funded on the Effective Date shall be in Dollars and the interest rate shall be based on the Adjusted LIBO Rate. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

     SECTION 2.03 Request for Borrowing. By its execution hereof, the Borrower hereby irrevocably requests that a Borrowing be made in accordance with Sections 2.01 and 2.02, which Borrowing shall have the following terms:
     (i) the aggregate amount of the requested Borrowing shall be $40,816,327.53 and denominated in Dollars;
     (ii) the date of such Borrowing shall be the Effective Date, which date is a Business Day;
     (iii) such Borrowing is to be a Eurodollar Borrowing;
     (iv) the initial Interest Period to be applicable thereto is one month; and
     (v) the proceeds of the requested Borrowing shall be applied by the Administrative Agent on behalf of the Borrower to the payment of all outstanding principal of the Short-Term Bridge Note.
     SECTION 2.04 [Intentionally omitted].
     SECTION 2.05 Funding of Borrowing.
          (a) Each Lender shall make the Loan to be made by it hereunder on the Effective Date by wire transfer of immediately available funds by 1:00 p.m., Eastern time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will promptly apply such Loans on behalf of the Borrower in the amounts so received, in like funds, to the payment of all outstanding principal of the Short-Term Bridge Note.
          (b) The Administrative Agent may assume that each Lender will fund the Loans to be funded by it on the Effective Date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, plus any customary charges paid by the Administrative Agent to its correspondent bank, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to such Borrowings. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
     SECTION 2.06 Applicable Interest Period.
          On the last day of the Interest Period applicable to each Borrowing, such Borrowing shall, subject to Section 2.12, be continued as a Eurodollar Borrowing having an

Interest Period of one month; provided, however, that if pursuant to Section 2.12, such Borrowing is converted into an ABR Borrowing, such Eurodollar Borrowing shall be converted into an ABR Borrowing.
          If the Administrative Agent shall have given notice to the Borrower and the Lenders that the circumstances described in clause (a) or (b) under Section 2.12, as the case may be, no longer exist, then the ABR Borrowing then outstanding shall be converted on the day such notice is given into a Eurodollar Borrowing having an Interest Period of one month’s duration; provided that if such day is not a Business Day, such conversion shall occur on the first Business Day following such day.
          Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
     SECTION 2.07 Termination of Commitments.
          The Commitments shall terminate at the earlier of (i) the making of the Loans and (ii) 5:00pm, Eastern time, on the Effective Date.
     SECTION 2.08 Repayment of Loans; Evidence of Debt.
          (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.
          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal of or premium, if any, or interest on such Loan payable and paid to such Lender from time to time hereunder.
          (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type, the currency in which said Loan was made thereof and the Interest Period applicable thereto, (ii) the amount of any principal of or premium, if any, or interest on such Loan due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
          (d) Repayments of any Loan or any Borrowing shall only be made in Dollars.
          (e) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

          (f) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note (each, a “Note”) payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) substantially in the form of Exhibit 2.08(f) hereto. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
     SECTION 2.09 Prepayment of Loans.
          (a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay the Loans in whole or in part, subject to prior notice in accordance with the last sentence of this clause (a). Each prepayment pursuant to this clause (a) shall be made with accrued and unpaid interest thereon to the date of such prepayment and applied to reduce pro rata all of the Loans. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment under this clause (a) not later than 1:00 p.m., Eastern time, three (3) Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount of at least $1,000,000 and increments of $1,000,000.
          (b) Change of Control Offer. (i) Upon the occurrence of a Change of Control, the Borrower will make an irrevocable written offer (a “Change of Control Offer”) to each Lender to prepay all or any part (equal to $1,000 or an integral multiple of $1,000) of the principal of such Lender’s Loans in an amount equal to 100% of such principal amount to be prepaid plus a premium of 1.00% thereon, together with accrued and unpaid interest on such principal amount to the date of such prepayment purchase (the “Change of Control Payment”). Within two Business Days following any Change of Control, the Company will mail a notice to each Lender and the Administrative Agent describing the transaction or transactions that constitute the Change of Control and stating:
          (A) that the Change of Control Offer is being made pursuant to this Section 2.09(b) and that all principal with respect to which any Lender designates for prepayment will be prepaid;
          (B) the Change of Control Payment and the purchase date, which shall be no earlier than 15 days and no later than 30 days from the date such notice is mailed (the “Change of Control Payment Date”);
          (C) that each Lender electing to have all or any part of the principal of its Loans prepaid pursuant to a Change of Control Offer will be required to so notify the Administrative Agent (with a copy to the Borrower) in writing of the principal amount of such Loans to be prepaid in connection with the Change of Control Offer prior to the close of business on the third Business Day preceding the Change of Control Payment Date; and

          (D) that each Lender who has given the written notice described in clause (D) above will be entitled to withdraw its election if the Administrative Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of such Lender, the principal amount of its Loans with respect to which it has designated for prepayment, and a statement that such Lender is withdrawing its election to have such principal amount so prepaid. If the Administrative Agent receives any such withdrawal notice, it shall promptly provide a copy of the same to the Borrower.
     (ii) On the Change of Control Payment Date, the Borrower will pay to the Administrative Agent an amount equal to the Change of Control Payment in respect of the aggregate principal amount of all Loans with respect to which the Lenders thereof have designated for prepayment pursuant to written notices delivered in accordance with clause (i)(D) above (and with respect to which no such Lender subsequently withdrew such written notice pursuant to a withdrawal notice delivered in accordance with clause (i)(E) above). The Administrative Agent shall, to the extent of the funds received by the Borrower, promptly deliver to each such Lender the Change of Control Payment in respect of the aggregate principal amount of all Loans with respect to which such Lender thereof had designated for prepayment pursuant to a written notice delivered in accordance with clause (i)(D) above (and with respect to which such Lender did not subsequently withdraw such written notice pursuant to a withdrawal notice delivered in accordance with clause (i)(E) above).
     SECTION 2.10 Fees.
          (a) On the Effective Date, the Borrower shall pay to the Administrative Agent, for the account of each Lender, an upfront fee equal to five percent (5.00%) on the aggregate principal amount of the Loans to be made by such Lender on the Effective Date.
          (b) On June 30, 2009, the Borrower shall pay to the Administrative Agent, for the account of each Lender, an initial duration fee in an amount equal to three percent (3.00%) of the aggregate principal amount of the Loans of such Lender outstanding on such date.
          (c) On September 30, 2009, the Borrower shall pay to the Administrative Agent, for the account of each Lender, an additional duration fee in an amount equal to two percent (2.00%) of the aggregate principal amount of the Loans of such Lender outstanding on such date.
          (d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution to the Lenders. Fees paid shall not be refundable under any circumstances.
     SECTION 2.11 Interest.
          (a) Subject to Section 10.13, the Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin.

          (b) Subject to Section 10.13, the Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.
          (c) Notwithstanding anything to the contrary in Section 2.11(a) or (b) but, in any event, subject to Section 10.13, at no time will the per annum interest rates specified in Sections 2.11(a) and (b) be less than the rate of 15.00% per annum or exceed the rate of 17.00% per annum, provided, that such limitation on the maximum rate of interest provided in this Section 2.11(c) shall not limit any increase in any rate of interest as a result of the provisions contained in Section 2.11(d).
          (d) Notwithstanding the foregoing, but subject to Section 10.13, if any Default or Event of Default shall have occurred, all outstanding principal of or unpaid premium, if any, or accrued or unpaid interest on any Loan or any unpaid fee or other amount shall bear interest at the Default Rate while such Default or Event of Default is continuing.
          (e) Subject to Section 10.13, accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Maturity Date; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
          (f) Subject to Section 10.13, all interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
     SECTION 2.12 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Borrowing based on the Adjusted LIBO Rate:
          (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or
          (b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period, then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any outstanding Eurodollar Borrowing shall be converted on the last day of the Interest

Period thereof into an ABR Borrowing, and (ii) no Eurodollar Borrowing may be continued as, nor may any ABR Borrowing be converted into, a Eurodollar Borrowing.
     SECTION 2.13 Increased Costs.
          (a) If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or
     (ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, premium, if any, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered in connection with the Loans made to the Borrower.
          (b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered in connection with the Loans made to the Borrower.
          (c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due from the Borrower on any such certificate within 10 days after receipt thereof.
          (d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof; provided, further, that no Lender shall seek compensation from the Borrower unless such Lender is actively seeking compensation from other similarly situated borrowers as well.

     SECTION 2.14 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto or (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
     SECTION 2.15 Taxes.
          (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.
          (b) [Intentionally omitted].
          (c) The Borrower shall indemnify the Administrative Agent and each Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) and any penalties, interest and reasonable out-of-pocket expenses arising therefrom or with respect thereto, except as a result of the finding by a court of competent jurisdiction in a final, non-appealable order that said sums were imposed as a result of the willful misconduct or gross negligence of the Administrative Agent or such Lender, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a

Lender, shall be conclusive absent manifest error. No Administrative Agent or Lender shall be entitled to receive any payment with respect to Indemnified Taxes or Other Taxes that are incurred or accrued more than 180 days prior to the date the Administrative Agent or such Lender, as the case may be, gives notice and demand thereof to the Borrower.
          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law, such properly completed and executed documentation prescribed by applicable Law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.
          (f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.15 with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agree to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
          (g) Each Lender shall use its best efforts (consistent with its internal policies and legal and regulatory restrictions) to select a jurisdiction for its applicable lending office or change the jurisdiction of its applicable lending office, as the case may be, so as to avoid the imposition of any Indemnified Taxes or Other Taxes or to eliminate or reduce the payment of any additional sums under this Section 2.15; provided that no such selection or change of the jurisdiction for its applicable lending office shall be made if, in the reasonable judgment of such Lender, such selection or change would be materially disadvantageous to such Lender.
     SECTION 2.16 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
          (a) The Borrower shall make each payment required to be made by it hereunder on Loans denominated in Dollars (whether of principal, premium, if any, interest or fees, or of amounts payable under Section 2.13, 2.14 or 2.15, or otherwise) prior to 1:00 p.m., Eastern time, on the date when due in Dollars, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 520 Madison Avenue, New York, New York 10022, except that payments pursuant to Sections 2.13, 2.14, 2.15 and 10.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.
          (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, premium, if any, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and premium, if any, then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and premium, if any, then due to such parties.
          (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or premium, if any, or interest on any of its Loans or fees due hereunder resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans or premium, if any, or accrued interest thereon or fees, as applicable, than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of or premium, if any, or accrued interest on their respective Loans or fees, as applicable; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
          (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
          (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(b) or 2.16(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
     SECTION 2.17 Mitigation Obligations; Replacement of Lenders.
          (a) If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.13 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
          (b) If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, premium, if any, accrued interest thereon, unpaid fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal, premium, if any, and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III
Representations and Warranties
          The Borrower for itself and for its Subsidiaries represents and warrants to the Lenders that:
     SECTION 3.01 Organization. Each Obligor and its Subsidiaries (i) is duly organized, validly existing and if applicable, in good standing under the Laws of the jurisdiction of its organization, (ii) has the requisite power and authority to conduct its business in each jurisdiction as it is presently being conducted, and (iii) is duly qualified or licensed to conduct business and if applicable, is in good standing, in each such jurisdiction other than any jurisdiction where the failure to so qualify, could not reasonably be expected to result in a Material Adverse Effect. As of the Effective Date, the Borrower and its Subsidiaries are qualified in each jurisdiction listed in Schedule 3.01. As of the Effective Date, no proceeding to dissolve any Obligor is pending or, to the Borrower’s knowledge, threatened.
     SECTION 3.02 Authority Relative to this Agreement. Each Obligor has the power and authority to execute and deliver this Agreement and the other Loan Documents to which it is a party and to perform its obligations hereunder and thereunder. The Transactions have been duly authorized by all necessary corporate, limited liability company or partnership action on the part of each Obligor that is a party thereto. This Agreement and the other Loan Documents have been duly and validly executed and delivered by each Obligor party thereto and constitute the legal, valid and binding obligations of such Obligor, enforceable against such Obligor in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights and remedies generally and to the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at Law or in equity).
     SECTION 3.03 No Violation. Except as set forth in Schedule 3.03, the Transactions will not:
          (a) result in a breach of the articles or certificate of incorporation, bylaws, partnership agreement or limited liability company agreement of the Borrower or any other Obligor or any resolution adopted by the Board of Directors, shareholders, partners, members or managers of any Obligor;
          (b) result in the imposition of any Lien on any of the Equity Interests of any Obligor or any of its assets;
          (c) result in, or constitute an event that, with the passage of time or giving of notice or both, would be, a breach, violation or default (or give rise to any right of termination, cancellation, prepayment or acceleration) under (i) any agreement to which any Obligor or any of its Subsidiaries is a party, under which any Obligor or any of its Subsidiaries have or may acquire rights or obligations or by which its properties or assets may be bound or (ii) under any Governmental Approval held by, or relating to the business of the Borrower or any of its Subsidiaries, in each case that could reasonably be expected to have a Material Adverse Effect;

          (d) require any Obligor to obtain any consent, waiver, approval, exemption, authorization or other action of, or make any filing with or give any notice to, any Person except (i) such as have been obtained or made and are in full force and effect or (ii) filings necessary to perfect or assign Liens created under the Loan Documents and (iii) consents, waivers, approvals, exemptions, authorizations other actions, filings and notices the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect; or
          (e) violate any Law or Order applicable to any Obligor or by which its properties or assets may be bound, except where such violation could not reasonably be expected to result in a Material Adverse Effect.
     SECTION 3.04 Financial Statements.
          (a) The Borrower has previously furnished to the Administrative Agent the consolidated balance sheets and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows of the Borrower and its Subsidiaries as of and for each of (i) the three years ended December 31, 2007, the notes thereto and the related financial statement schedule (all as contained in the Borrower’s Annual Report on Form 10-K for each of the three years ended December 31, 2007) and (ii) the unaudited three, six and nine months ended March 31, June 30 and September 30, 2008 and the notes thereto (all as contained in the Borrower’s Quarterly Reports on Form 10-Q for each of the three, six and nine months ended March 31, June 30 and September 30, 2008) (collectively, the “ION Financial Statements”). The Financial Statements fairly present in all material respects the financial condition of the Borrower as of their respective dates and the results of operations and cash flows of the Borrower for the periods ended on such dates in accordance with GAAP applied on a consistent basis for the periods covered thereby, subject, in the case of interim financial statements, to absence of footnotes and normal year-end adjustments (the effect of which will not, individually or in the aggregate, have a Material Adverse Effect). Since December 31, 2007, there has been no change that would have a Material Adverse Effect.
          (b) The Borrower has previously furnished to the Administrative Agent the audited combined balance sheets and the related audited combined statements of net income (loss), comprehensive income (loss) and retained earnings (deficit) and cash flows of ARAM and Canadian Seismic Rentals, Inc. as of and for (i) each of the three years ended December 31, 2007 and the notes thereto and (ii) the unaudited three, six and approximately 8 1/2 months ended March 31, June 30 and September 18, 2008 (collectively, the “ARAM Financial Statements”). The ARAM Financial Statements fairly present in all material respects the financial condition of ARAM and Canadian Seismic Rentals, Inc. as of their respective dates and the results of operations and cash flows of ARAM for the periods ended on such dates in accordance with Canadian generally accepted accounting principles applied on a consistent basis for the periods covered thereby, subject, in the case of interim financial statements, to absence of footnotes and normal year-end adjustments (the effect of which will not, individually or in the aggregate, have a Material Adverse Effect).
     SECTION 3.05 No Undisclosed Liabilities. Except as set forth in Schedule 3.05, none of the Obligors or any of their respective Subsidiaries has any liabilities or obligations of any nature (whether known or unknown, and whether absolute, accrued, contingent or otherwise)

except for (i) liabilities or obligations reflected or reserved against in the financial statements most recently delivered by the Borrower pursuant to Section 5.01, as applicable, (ii) current liabilities incurred in the ordinary course of business since the date of such financial statements, (iii) liabilities or obligations that are not required to be included in financial statements prepared in accordance with GAAP, (iv) liabilities or obligations arising under Governmental Approvals or contracts to which any of the Obligor or any of its Subsidiaries is a party or otherwise subject, and (v) other Indebtedness permitted under Section 6.01.
     SECTION 3.06 Litigation. Schedule 3.06 briefly describes each action, suit or proceeding pending as of the Effective Date before any Governmental Authority or arbitration panel, or to the knowledge of the Borrower or any of its Subsidiaries threatened, (A) involving the Transactions, or (B) against any Obligor or any of its Subsidiaries regarding the business or assets owned or used by the Borrower or any of its Subsidiaries that, individually or in the aggregate, if in either case was adversely determined could reasonably be expected to have a Material Adverse Effect.
     SECTION 3.07 Compliance with Law. Except as set forth in Schedule 3.07, (i) each Obligor and its Subsidiaries is in compliance with each Law that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets except where the failure to be in compliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; and (ii) none of the Obligors or any of their respective Subsidiaries has received any notice of, nor does the Borrower have knowledge of, the assertion by any Governmental Authority or other Person of any such violation or of any obligation of the Borrower or any of its Subsidiaries to undertake any material remedial action under any Law.
     SECTION 3.08 Material Contracts. (i) The Borrower is not aware of any pending or threatened termination or cancellation of any Material Contract, (ii) none of the Obligors or any of their respective Subsidiaries nor, to the knowledge of the Borrower, any other party to a Material Contract is in default thereunder, and (iii) no other event has occurred and no other condition exists that, with notice or lapse of time or both, would constitute a default by any Obligor or any of its Subsidiaries or, to the knowledge of the Borrower, any other party under any Material Contract.
     SECTION 3.09 Properties. The Borrower and its Subsidiaries own (with good and defensible title in the case of real property, subject only to the matters permitted by the following sentence), or has valid leasehold interests in, all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) material to its business. All such properties and assets are free and clear of all Liens except Permitted Liens. The properties of the Borrower and its Subsidiaries in the aggregate are generally in good operating order, condition and repair, ordinary wear and tear excepted.
     SECTION 3.10 Intellectual Property.
          (a) None of the patents, patent applications, trademarks (whether registered or not), trademark applications, trade names, service marks, and copyrights (the “Intellectual Property”) owned by the Borrower or any of its Subsidiaries has been declared invalid or is the subject of a pending or, to the knowledge of the Borrower, threatened action for cancellation or a declaration of invalidity, and there is no pending judicial proceeding involving any claim, and neither the Borrower nor any of its Subsidiaries has received any written notice or claim, of any infringement, misuse or misappropriation of any patent, trademark, trade name, copyright, license or similar intellectual property right owned by any third party that, in any case, would reasonably be expected to cause a Material Adverse Effect. The rights of the Obligors and their respective Subsidiaries in the Intellectual Property are free and clear of any Liens other than Permitted Liens.
          (b) To the knowledge of the Borrower, except as set forth in Schedule 3.10, the conduct by any Obligor or any of its Subsidiaries of their respective businesses as presently conducted does not conflict with, infringe on, or otherwise violate any copyright, trade secret, or patent rights of any Person except where such conflict, infringement or violation could not reasonably be expected to have a Material Adverse Effect.
     SECTION 3.11 Taxes. All tax returns and reports of any Obligor or any of its Subsidiaries required to be filed by any of them have been timely filed, and all Taxes shown on such tax returns to be due and payable and all Taxes imposed upon the Borrower and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises that are due and payable have been paid when due and payable except, in each case, where such unpaid taxes are being contested in good faith and appropriate reserves made therefor. The Borrower knows of no proposed tax assessment against either the Borrower or any of its Subsidiaries that is not being actively contested by the Borrower or such Subsidiary in good faith and by appropriate proceedings and which, if imposed, could reasonably be expected to result in a Material Adverse Effect; provided that, in any such case such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.
     SECTION 3.12 Environmental Compliance. In each case, except to the extent such condition or event, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or as set forth in Schedule 3.12,
          (a) none of the Obligors or any of their respective Subsidiaries has failed to comply with any Environmental Law or to obtain, maintain or comply with any Governmental Approval required under any Environmental Law or has become subject to any Environmental Liability.
          (b) none of the Obligors or any of their respective Subsidiaries has received any notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability;
          (c) none of the Obligors or any of their respective Subsidiaries has arranged for the disposal of Hazardous Material at a site listed for investigation or clean-up by any Governmental Authority or in violation of Law;
          (d) there is no proceeding pending against any of the Obligors or any of their respective Subsidiaries by any Governmental Authority with respect to the presence on or release of any Hazardous Material from any real property or facility owned or operated at any time by the Borrower or any of its Subsidiaries or otherwise used in connection with their respective businesses; and
          (e) Borrower does not have any knowledge that any Hazardous Material has been or is currently being generated, processed, stored or released (or is subject to a threatened Release) from, on or under any real property or facility owned or operated by any of the Obligors or any of their respective Subsidiaries, or otherwise used in connection with their respective businesses in a quantity or concentration that would require remedial action under any applicable Environmental Law if reported to or discovered by the relevant Governmental Authority.
     SECTION 3.13 Labor Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against any of the Obligors or any of their respective Subsidiaries pending or, to the knowledge of the Borrower, threatened that could reasonably be expected to have a Material Adverse Effect. The hours worked by and payments made to employees of the Borrower have not been in violation of the Fair Labor Standards Act or any other Law dealing with such matters which could reasonably be expected to result in a Material Adverse Effect.
     SECTION 3.14 Investment Company Status. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.
     SECTION 3.15 Insurance. As of the Effective Date, Schedule 3.15 lists all policies or binders of fire, liability, worker’s compensation, vehicular or other insurance held by or for the benefit of the Borrower or any of its Subsidiaries (specifying the insurer, the policy number or covering note number with respect to binders). All such insurance is in full force and effect, is with financially sound and reputable insurers and is in amounts and provides coverage that are reasonable and customary for Persons engaged in businesses similar to those conducted by any of the Obligors or any of their respective Subsidiaries.
     SECTION 3.16 Solvency. With respect to the Borrower on a consolidated basis with its Subsidiaries, immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loan, and with respect to each Guarantor, as of the Effective Date, (a) the fair market value of its assets will exceed its debts and liabilities; (b) the present fair saleable value of its property will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities; (c) it will be able to pay its debts and liabilities as they become absolute and mature; and (d) it will not have unreasonably small capital with which to conduct its business as such business is now conducted and is proposed to be conducted following the Effective Date.
     SECTION 3.17 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $10,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $10,000,000 the fair market value of the assets of all such underfunded Plans.
     SECTION 3.18 Disclosure. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the other reports, financial statements, certificates or other information furnished by or on behalf of any Obligor to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
     SECTION 3.19 Subsidiaries. Schedule 3.19 lists, as of the Effective Date for each Subsidiary of the Borrower, its full legal name, its jurisdiction of organization, the number of shares of capital stock or other Equity Interests outstanding and the owner(s) of such shares or Equity Interests.
     SECTION 3.20 Margin Stock. No part of any Borrowing shall be used at any time, to purchase or carry margin stock (within the meaning of Regulation U) or to extend credit to others for the purpose of purchasing or carrying any margin stock. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purposes of purchasing or carrying any such margin stock. No part of the proceeds of any Borrowing will be used for any purpose which violates, or which is inconsistent with, any regulations promulgated by the Board.
     SECTION 3.21 Short Term Interim Junior Financing. This Agreement and the Obligations incurred hereunder and under the Loan Documents constitute the “Short Term Interim Junior Financing” (as defined in the Senior Credit Facility).
ARTICLE IV
Conditions
     SECTION 4.01 Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):
          (a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

          (b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) David L. Roland, Esq., general counsel of the Borrower and (ii) Mayer Brown LLP, New York counsel for the Borrower and the Guarantors, each in form and substance reasonably satisfactory to the Administrative Agent.
          (c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Obligor, the authorization of the Transactions, the authority of each natural Person executing any of the Loan Documents on behalf of any Obligor and any other legal matters relating to the Obligors, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
          (d) Each Lender requesting a promissory note evidencing Loans made by such Lender shall have received from the Borrower a Note payable to such Lender.
          (e) (i) The Lenders and the Administrative Agent shall have received all fees and other amounts due and payable hereunder on or prior to the Effective Date, including reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder to the extent that invoices have been provided to the Borrower in advance of the Effective Date, and (ii) Jefferies and its Affiliates shall have received all fees and other amounts due and payable or reimbursable under the Commitment Letter, dated September 18, 2008, between Jefferies and the Borrower or any other Debt Financing Letter (as defined therein, collectively, the “Debt Financing Letters”).
          (f) All material governmental and third party approvals necessary or, in the discretion of the Administrative Agent, advisable in connection with the financing contemplated hereby and the continuing operations of the Borrower and its Subsidiaries shall have been obtained and be in full force and effect.
          (g) The Administrative Agent shall have received evidence that the parties to the Debt Financing Letters shall have entered into the Confidential Release and Termination Agreement.
          (h) The Administrative Agent shall have received evidence that (i) the Existing ARAM Sellers’ Note has been amended and restated in the form of the New ARAM Sellers’ Note and (ii) the Existing ARAM Sellers’ Note Guaranty has been amended and restated in the form of the New ARAM Sellers’ Note Guaranty.
          (i) The Administrative Agent shall have received evidence satisfactory to it that on the Effective Date, after giving effect to the Loans hereunder, the sum of (x) the aggregate amount of the unrestricted cash and Permitted Investments of the Borrower and its Subsidiaries and (y) unfunded availability under the Senior Credit Facility is at least $41,000,000.

          (j) [Intentionally omitted].
          (k) [Intentionally omitted].
          (l) [Intentionally omitted].
          (m) The Administrative Agent shall have received evidence satisfactory to the Administrative Agent that substantially simultaneously with the Borrowing the Indebtedness identified on Schedule 4.01(m) hereto will be paid in full or, pursuant to the Tax Deferred Asset Assignment Agreement (which agreement shall be in full force and effect), cancelled, as applicable, and the Borrower and its Subsidiaries shall have outstanding no Indebtedness (or, for the avoidance of doubt, unfunded commitments in respect thereof) or preferred stock (or direct or indirect guarantee or other credit support in respect thereof) other than (i) Indebtedness in respect of the Senior Credit Facility in an aggregate principal amount not exceeding $235,000,000, (ii) Indebtedness in respect of the New ARAM Sellers’ Note in an aggregate principal amount of $35,000,000, (iii) Indebtedness in respect of the Loans, (iv) the other existing Indebtedness permitted under Section 6.01 and (v) preferred stock of the Borrower outstanding as of September 18, 2008 as well as any dividends and distributions declared and paid in kind thereon in accordance with the terms thereof. The Senior Credit Facility and the New ARAM Sellers’ Note Documents shall be in full force and effect. The terms and conditions of the Senior Credit Facility and the New ARAM Sellers’ Note Documents (in each case, including terms and conditions relating to interest rates, dividends, conversion rates, fees, amortization, maturity, terms of subordination, covenants, events of default and remedies, as applicable) shall be reasonably satisfactory in all respects to the Administrative Agent.
          (n) The Administrative Agent shall have received evidence of insurance coverage of the Borrower and its Subsidiaries, which coverage shall be reasonably satisfactory to the Administrative Agent in all respects.
          (o) The Administrative Agent shall have received all documents and other items that it may reasonably request in writing relating to any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent.
          (p) The representations and warranties of the Borrower set forth in this Agreement or any other Loan Document shall be deemed to have been made as a part of said request for the Borrowing to be made on the Effective Date and shall be true and correct in all material respects on and as of the date of the Borrowing.
          (q) No Material Adverse Effect shall have occurred since December 31, 2007.
          (r) At the time of, and immediately after giving effect to, such Borrowing, no (i) Default or Event of Default hereunder or (ii) a Default or Event of Default (as each such term is defined in the Senior Credit Facility) under the Senior Credit Facility shall have occurred and be continuing.
          (s) There shall not exist any claim, action, suit, investigation, litigation or proceeding pending or threatened by or before any court, or any governmental, administrative or regulatory agency or authority, domestic or foreign, that has had, or could reasonably be expected to result in, a Material Adverse Effect.
          (t) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the Financial Officer of each Obligor, as to the solvency of each Obligor after giving effect to the Borrowing and the application of the proceeds thereof.
ARTICLE V
Affirmative Covenants
          Until the Commitments have expired or been terminated and the principal of and premium, if any, and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower, for itself and its Subsidiaries, and each Guarantor, for itself, covenant and agree with the Lenders that:
     SECTION 5.01 Financial Statements. The Borrower will furnish to the Administrative Agent:
          (a) Within ten (10) days after the Borrower is required to file the same with the Commission, copies of the annual reports, quarterly reports and current reports containing financial statements and related financial information (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) that the Borrower may be required to file with the Commission pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934; provided, however, that the foregoing shall not be deemed to require the Borrower to furnish any current reports filed with the Commission that consist solely or primarily of the Borrower’s public announcement that its quarterly financial results of operations and related financial information each fiscal quarter have been filed. If the Borrower is not required to file information, documents or reports pursuant to either of said Sections, then such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13(a) of the Securities Exchange Act of 1934 in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations;
          (b) within sixty (60) days of the end of each fiscal quarter of the Borrower, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.14, 6.15 and 6.16 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the last audited financial statements delivered pursuant to Section 5.01(a) and, if any such change has occurred, specifying the effect such change would have on the financial statements accompanying such certificate;
          (c) [Intentionally omitted];

          (d) promptly after the same become available, copies of all proxy statements distributed by the Borrower to its shareholders generally concerning material developments in the business of the Borrower or any of its Subsidiaries;
          (e) promptly upon receipt of any complaint, order, citation, notice or other written communication from any Person with respect to, or upon any Obligor’s obtaining knowledge of, (i) the existence or alleged existence of a violation of any applicable Environmental Law or any Environmental Liability in connection with any property now or previously owned, leased or operated by the Borrower or any of its Subsidiaries which could reasonably be expected to result in a Material Adverse Effect, (ii) any release of Hazardous Substances on such property or any part thereof in a quantity that is reportable under any applicable Environmental Law, and (iii) any pending or threatened proceeding for the termination, suspension or non-renewal of any permit required under any applicable Environmental Law, in each case, in which there is a reasonable likelihood of an adverse decision or determination that could reasonably be expected to result in a Material Adverse Effect, a certificate of an executive officer of the Borrower, setting forth, in reasonable detail, such matter and the actions, if any, that such Obligor is required or proposes to take;
          (f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request in order to enable the Administrative Agent to determine whether the terms, covenants, provisions and conditions of this Agreement have been complied with; provided that the foregoing shall not be construed to expand the provisions of Section 5.06 with respect to annual audits; and
          (g) within ninety (90) days following the commencement of each fiscal year, the Borrower’s consolidated operating and capital expenditure budgets and cash flow forecast for such fiscal year on a fiscal quarter-by-quarter basis (which shall include a projected consolidated balance sheet summary for the Borrower and its Subsidiaries as of the last day of such fiscal year and the related projected statements of consolidated income and cash flows for such fiscal year).
     SECTION 5.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender promptly and, in any event, within five (5) Business Days after acquiring knowledge thereof, written notice of the following:
          (a) the occurrence of any Default of which the Borrower has knowledge and the action that the Obligors are taking or propose to take with respect thereto;
          (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Obligor or any Subsidiary thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect or that in any manner questions the validity of the Loan Documents;
          (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of any Obligor in an aggregate amount exceeding $10,000,000;

          (d) any default by the Borrower or any of its Subsidiaries under any Material Contract, together with a description of the nature of such default and any action taken or proposed to be taken with respect to such default; and
          (e) any other development with respect to the Borrower and its Subsidiaries that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
     SECTION 5.03 Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve and maintain its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not allow or prohibit any merger, consolidation, liquidation or dissolution to the extent same is or is not permitted under Section 6.03.
     SECTION 5.04 Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including liabilities for Taxes before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
     SECTION 5.05 Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, unless the failure to so keep, preserve, protect and maintain such property or the failure to make such repairs, renewals or replacements could not reasonably be expected to result in a Material Adverse Effect, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations.
     SECTION 5.06 Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. The Borrower will and will cause each of its Subsidiaries to permit the Administrative Agent to engage a third party auditor (after obtaining estimates from two auditors) to provide an audit of the audited consolidated financial statements and/or unaudited interim financial statements of the Borrower and its Subsidiaries if requested by the Administrative Agent at the expense of the Borrower; provided that such audits will be limited to once per calendar year unless an Event of Default exists or any such audit is not reasonably acceptable to Administrative Agent.
     SECTION 5.07 Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all Laws (including Environmental Laws as more fully set forth in Section 5.12, below) and Orders applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     SECTION 5.08 Use of Proceeds. The Borrower covenants and agrees that the proceeds of the Loans will be used only to repay all of the outstanding principal amount of the Short-Term Bridge Note. The Borrower covenants and agrees that no part of the proceeds of any Loan will be used, whether directly or indirectly, for any other purpose, including any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.
     SECTION 5.09 Additional Guarantees. Subject to the terms of Section 9.01(a), the Borrower shall at all times cause all Material Domestic Subsidiaries to be Guarantors and, in any event shall cause Domestic Subsidiaries that in the aggregate hold 85% or more of the domestic assets (excluding stock or securities in one or more Foreign Subsidiary) of the Borrower and its Domestic Subsidiaries to be Guarantors. To the extent required pursuant to the provisions of this Section 5.09, within thirty (30) days after the Borrower acquires or creates a new Material Domestic Subsidiary, the Borrower or any or its Subsidiaries, as applicable, shall cause such new Subsidiary to execute a Joinder Agreement and shall, and shall cause such new Subsidiary to, deliver to the Administrative Agent such other documents relating to such new Subsidiary as the Administrative Agent shall reasonably request in order to comply with the requirements of this Section.
     SECTION 5.10 Compliance with ERISA. In addition to and without limiting the generality of Section 5.07, the Borrower shall, and shall cause each of its Subsidiaries to (a) comply in all material respects with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all employee benefit plans (as defined in ERISA), (b) not take any action or fail to take action the result of which would be (i) a liability to the PBGC (other than liability for PBGC premiums) or (ii) a past due liability to any Multiemployer Plan, (c) not participate in any prohibited transaction that could result in any material civil penalty under ERISA or any tax under the Code, (d) operate each employee benefit plan in such a manner that will not incur any material tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code except to the extent, in each case, where such failure to comply would not reasonably be expected to result in a Material Adverse Effect and (e) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any employee benefit plan as may be reasonably requested by the Administrative Agent.
     SECTION 5.11 Compliance With Agreements. The Borrower shall, and shall cause its Subsidiaries to, comply in all respects with each material term, condition and provision of all Material Contracts except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; provided that the Borrower or any such Subsidiary may contest any such lease, agreement or other instrument in good faith through applicable proceedings so long as adequate reserves are maintained in accordance with GAAP.
     SECTION 5.12 Compliance with Environmental Laws; Environmental Reports. In addition to and without limiting the generality of Section 5.07, the Borrower shall, and shall cause its Subsidiaries to, (i) comply in all respects with all Environmental Laws applicable to its operations and real property except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; (ii) obtain and renew all material Governmental Approvals required under Environmental Laws applicable to its operations and real property except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (iii) conduct any legally required Response in accordance with applicable Environmental Laws except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that neither the Borrower nor any of its Subsidiaries shall be required to undertake any Response to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.
     SECTION 5.13 Maintain Business. The Borrower shall, and shall cause each of its Subsidiaries to, continue to engage primarily in the business or businesses being conducted on the date of this Agreement and other reasonable expansions and extensions of such business.
     SECTION 5.14 Further Assurances. Each Obligor will, at its own cost and expense, execute, acknowledge and deliver all such further acts, documents and assurances as may from time to time be reasonably necessary or as the Required Lenders may from time to time reasonably request in order to carry out the intent and purposes of the Loan Documents and the Transactions.
ARTICLE VI
Negative Covenants
          Until the Commitments have expired or terminated and the principal of and premium, if any, and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower and each Guarantor, for itself, covenants and agrees with the Administrative Agent and the Lenders that:
     SECTION 6.01 Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:
          (a) Indebtedness created hereunder or under any of the Loan Documents, including renewals, extensions and refinancings hereof or thereof;
          (b) Indebtedness existing on July 3, 2008 and set forth in Schedule 6.01;
          (c) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary;

          (d) Indebtedness of the Borrower or any of its Subsidiaries under any Swap Agreement entered into by the Borrower or such Subsidiary in compliance with Section 6.06;
          (e) subject to the provisions of Section 6.01(t), Indebtedness of the Borrower or any of its Subsidiaries under the Senior Credit Facility in an aggregate principal amount at any time outstanding not to exceed $275,000,000 less the aggregate amount of all scheduled amortization payments made thereunder on or after December 31, 2008;
          (f) guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary, to the extent such Indebtedness is otherwise permitted hereunder;
          (g) subject to the provisions of Section 6.01(r), Capital Lease Obligations that, in the aggregate do not exceed at any time outstanding the greater of (i) $40,000,000 or (ii) ten percent (10%) of Net Worth;
          (h) the Existing Letters of Credit (as shown on Schedule 1.01A) until the termination date thereof without giving effect to any automatic extensions and additional letters of credit and/or bank guarantees that are not issued under the Senior Credit Facility or by any Senior Credit Facility Lender up to an aggregate maximum amount at any time of $6,000,000;
          (i) subject to the provisions of Section 6.01(r), Indebtedness of any Person that becomes a Subsidiary after July 3, 2008; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, (ii) none of the properties of the Borrower or any of its other Subsidiaries is bound with respect to such Indebtedness, and (iii) the aggregate principal amount of Indebtedness permitted by this clause (i) shall not exceed the greater of (i) $40,000,000 or (ii) ten percent (10%) of Net Worth;
          (j) subject to the provisions of Section 6.01(r), Indebtedness of the Borrower or any of its Subsidiaries secured by Liens permitted by clause (u) of the definition of “Permitted Liens” up to but not exceeding at any one time outstanding the greater of (i) $40,000,000 or (ii) ten percent (10%) of Net Worth;
          (k) purchase money Indebtedness, including all extensions, renewals, refinancings and modifications thereof;
          (l) Subordinated Indebtedness, provided, so long as the New ARAM Sellers’ Note is outstanding, such Subordinated Indebtedness shall be limited to a maximum of $25,000,000;
          (m) Indebtedness arising on account of deferred charges, deferred workers compensation liabilities, or deferred employee medical liabilities;
          (n) any financed insurance premiums;
          (o) indemnities and surety obligations in the ordinary course of business;

          (p) subject to the provisions of Section 6.01(r), other unsecured Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount not exceeding at any time outstanding (i) the greater of $40,000,000 or ten percent (10%) of Net Worth where the Leverage Ratio is equal to or less than 1.25 to 1.0 and (ii) the greater of $20,000,000 or five percent (5%) of Net Worth where the Leverage Ratio is greater than 1.25 to 1.0;
          (q) subordinated Indebtedness of the Borrower or any Subsidiary under the New ARAM Sellers’ Note in a principal amount not to exceed $35,000,000 and any guarantee thereof;
          (r) anything herein to the contrary notwithstanding, the Indebtedness permitted in clauses (g), (i), (j) and (p) of this Section 6.01 shall not in the aggregate exceed $350,000,000 at any time outstanding;
          (s) subject to the provisions of Section 6.01(t), Indebtedness under the Sale/Leaseback Agreement in an original principal amount not exceeding $41,000,000; and
          (t) anything herein to the contrary notwithstanding, the Indebtedness permitted in clauses (e) and (s) of this Section 6.01 shall not in the aggregate exceed $275,000,000 at any time outstanding.
     SECTION 6.02 Liens. The Borrower will not, and will not permit any of its direct or indirect Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or rights in respect of any thereof, except for Permitted Liens.
     SECTION 6.03 Fundamental Changes. The Borrower will not, and will not permit any of its Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing:
          (a) any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation;
          (b) any Subsidiary may merge into any other Subsidiary in a transaction in which the surviving entity is a wholly-owned Subsidiary and which is in compliance with Section 5.09; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.05;
          (c) any Subsidiary may liquidate or dissolve if the net proceeds of such liquidation, if any, inure to the benefit of the Borrower or a Material Subsidiary, and the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; and
          (d) the Borrower or any Subsidiary may merge or consolidate with any other Person if in the case of a merger or consolidation of the Borrower, the Borrower is the surviving corporation, and, in any other case, the surviving corporation is a wholly-owned Subsidiary and such Subsidiary (x) has complied with the requirements of Section 5.09 and (y) shall have assumed and ratified all obligations of any Subsidiary involved in such merger pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent.
     SECTION 6.04 Asset Sales. Subject to the provisions of Section 6.04(h), the Borrower will not, and will not permit any of its Subsidiaries to, make any Asset Sale except for:
          (a) inventory or other assets sold in the ordinary course of business;
          (b) sales, transfers, leases or other dispositions of assets to the Borrower or to another wholly-owned Subsidiary provided that after giving effect to any such sale, transfer, lease or other disposition, the Borrower and its Subsidiaries remain in compliance with Section 5.09;
          (c) obsolete, worn out or surplus equipment and miscellaneous property;
          (d) sales, exchanges and transfers of Permitted Investments;
          (e) transfers of condemned property to the respective Governmental Authority that has condemned such property (whether by deed in lieu of condemnation, dation en paiement, or otherwise), and transfers of property that has been subject to a casualty to the respective insurer of such property as part of an insurance settlement;
          (f) licenses and sublicenses by the Borrower or any Subsidiary of software, trademarks or other Intellectual Property in the ordinary course of business and which do not materially interfere with the business of the Borrower;
          (g) any sale, transfer, lease or other disposition of assets pursuant to, and in accordance with, the terms of the Sale/Leaseback Agreement; and
          (h) any Asset Sale in an aggregate amount not to exceed the greater of $40,000,000 or ten percent (10%) of Net Worth in any twelve (12) month period, and in no event to exceed $100,000,000 over the term hereof, so long as after giving effect to such asset sale, the Borrower is in proforma compliance with the covenants in Sections 6.14, 6.15 and 6.16.
     SECTION 6.05 Investments. The Borrower will not, and will not permit any of its Subsidiaries to, make an Investment in any other Person, except:
          (a) Permitted Investments;
          (b) intercompany loans or advances to the extent permitted under Section 6.01;
          (c) guarantees constituting Indebtedness permitted by Section 6.01;
          (d) Swap Agreements to the extent permitted under Section 6.06;

          (e) Subject to the provisions of Section 6.05(m), so long as there is at least $25,000,000 in unused Revolving Loan Commitments (as defined in the Senior Credit Facility), exclusive of outstanding Letters of Credit (as defined in the Senior Credit Facility), prior to giving effect to such Investment, Investments in Subsidiaries in the same or similar line of business as the Borrower and its Subsidiaries, or in other entities that do not constitute Subsidiaries, so long as such Investments do not exceed in any twelve (12) month period the lesser of twenty five percent (25%) of Net Worth and $200,000,000 (exclusive of the ARAM Acquisition); provided, if such additional amount is funded by new equity issuances in Borrower, such Investments do not exceed in any twelve (12) month period fifty percent (50%) of Net Worth;
          (f) Investments existing on July 3, 2008 and described in Schedule 6.05;
          (g) Investments consisting of extensions of credit, commercial trade credit, prepayments, security deposits or similar transactions entered into in the ordinary course of business;
          (h) Investments by the Borrower or its wholly-owned Subsidiaries in Equity Interests of wholly-owned Subsidiaries;
          (i) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
          (j) the extension of commercial trade credit in connection with the sale of inventory in the ordinary course of business;
          (k) Indebtedness or other non-cash consideration received by the Borrower or its Subsidiaries in connection with dispositions permitted under this Agreement;
          (l) [Intentionally omitted];
          (m) Anything herein to the contrary notwithstanding, the Investments permitted in clause (e) of this Section 6.05 are further subject to the following: (i) No Default or Event of Default shall have occurred and be continuing both before and immediately after giving effect to each such Investment; (ii) the Borrower and its Subsidiaries are in compliance with the covenants in Sections 6.14, 6.15 and 6.16 both before and immediately after giving effect to each such Investment; (iii) any entity to be acquired shall be a going concern, engaged in a business similar or complementary to the line of business of the Borrower or its Subsidiaries and any assets to be acquired shall be used or useful in such types of business, (iv) if such Investment or acquisition involves a merger or consolidation of the Borrower or any Guarantor, the Borrower or such Guarantor shall be the surviving person and no Change of Control shall have been effected thereby; (v) if the transaction involves the acquisition of a new operating Material Domestic Subsidiary of the Borrower, such Subsidiary shall be joined as an additional Guarantor pursuant to a Joinder Agreement, all in accordance with the terms of Section 5.09 and (vi) the Borrower shall deliver written notice of such proposed acquisition to the Administrative Agent, which notice shall include the proposed date of the acquisition, not less than ten (10) Business Days prior to the proposed closing date; and

          (n) Investments by the Borrower in Equity Interests in ARAM and Canadian Seismic Rentals Inc. as contemplated by the ARAM Acquisition.
     SECTION 6.06 Swap Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except Swap Agreements entered into to: (a) hedge or mitigate raw material and supply cost risks to which the Borrower or any or its Subsidiaries has actual exposure in the conduct of its business or the management of its liabilities (other than those in respect of Equity Interests of the Borrower or any of its Subsidiaries), (b) cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any or its Subsidiaries, or (c) mitigate foreign exchange or currency risk in connection with any obligation of any Obligor incurred in connection with the operation of its business in each case, in connection with the management of risk in the ordinary course of the Borrower’s business and not for speculative purposes.
     SECTION 6.07 Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, any Restricted Payment or make any principal payments on any Subordinated Indebtedness, except:
          (a) subject to the provisions of the last paragraph hereof, the Borrower may declare and pay dividends with respect to its Equity Interests payable either (i) in additional shares of its common stock or (ii) in cash, so long as such cash dividends do not exceed thirty percent (30%) of Consolidated Net Income of the Borrower for the Borrower’s most recently completed fiscal year, and no Event of Default exists at the time of such dividend or would exist after giving effect thereto;
          (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests;
          (c) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans and restricted stock plans or other equity compensation or benefit plans for management or employees of the Borrower and its Subsidiaries;
          (d) the Borrower is permitted to declare, pay or make all dividends, redemptions or distributions (whether in cash or stock) (i) in respect of its Convertible Preferred Stock, and (ii) and in respect of shares of any and all additional series of the Borrower’s preferred stock issued in accordance with the terms of Section 1(c) of that certain Agreement dated as of February 15, 2005 between Input/Output, Inc. and Fletcher International, Ltd., (as amended through the Effective Date) and having terms substantially the same as the Convertible Preferred Stock, except as provided under such Purchase Agreement and in the certificate of rights and preferences with respect to such additional series of preferred stock;
          (e) [Intentionally omitted];
          (f) any and all repurchases or acquisitions by the Borrower, from time to time and at any time, of shares of its outstanding common stock for cash, so long as the amount of cash used for any such repurchase or acquisition does not exceed an amount equal to thirty percent (30%) of Consolidated Net Income of the Borrower for the Borrower’s most recently completed fiscal year, and no Event of Default exists at the time of such repurchase or acquisition or would exist after giving effect thereto (except with respect to the acquisition or “withholding” by the Borrower of shares of its common stock upon and in connection with the exercise of outstanding stock options, or the lapse of restrictions on outstanding shares of restricted stock);
          (g) so long as no Event of Default would result therefrom after giving effect thereto, regularly scheduled payments of interest on the Subordinated Indebtedness and the New ARAM Sellers’ Note;
          (h) the Borrower shall be permitted to (1) declare, issue and distribute to the holders of the Borrower’s Equity Interest rights to purchase shares of Borrower’s Series A Junior Participating Preferred Stock (or shares of Borrower’s, or its successor’s, common stock issued upon occurrence of a “Triggering Event” pursuant to the Rights Agreement) issued in accordance with the terms of that certain Rights Agreement dated as of the date hereof (the “Rights Agreement”), (2) make Restricted Payments in cash (A) in connection with any redemption of such rights in accordance with the term of the Rights Agreement or (B) in lieu of the issuance of fractional interests, in each case, to the extent required pursuant to the terms of the Senior A Junior Participating Preferred Stock or such Rights Agreement, provided that such case Restricted Payments shall not exceed $500,000 in the aggregate in the case of both clauses (2)(A) and (B) above, and (3) make any and all non-cash Restricted Payments, required pursuant to the terms of the Series A Junior Participating Preferred Stock or such Rights Agreement; and
          (i) 32666509 Nova Scotia Company may, as long as no Event of Default has occurred and is continuing or would exist after giving effect thereto, pay interest payments pursuant to the terms and conditions of the New ARAM Sellers’ Note.
          Anything herein to the contrary notwithstanding, in no event shall the dividends, repurchases or acquisitions permitted in clauses (a) or (f) of this Section 6.07 in the aggregate exceed an amount equal to the excess of (x) thirty percent (30%) of Consolidated Net Income of the Borrower for the Borrower’s most recently completed fiscal year over (y) $15,000,000.
     SECTION 6.08 Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any holder of five percent (5%) or more of its Equity Interests or any of its Affiliates, except:
          (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties;
          (b) transactions between or among the Borrower and its Subsidiaries and between and among any Subsidiaries not involving any other Person;
          (c) any Restricted Payment permitted by Section 6.07 or as otherwise permitted hereunder;

          (d) reasonable compensation and reimbursement of expenses paid to members of the boards of directors of the Borrower or its Subsidiaries;
          (e) indemnities in favor of any officer or director of the Borrower pursuant to the organizational documents of the Borrower or statutory provisions;
          (f) any employee benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto;
          (g) any charitable contribution, grant or endowment by the Borrower or any Subsidiary to a charitable organization, foundation or university at which an Affiliate’s only relationship is as a sponsor, donor, volunteer, employee or a director, regent or similar position;
          (h) transactions described on Schedule 6.08; and
          (i) transactions between or among Affiliates of the Borrower permitted by Section 6.04.
     SECTION 6.09 Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Obligor to pay dividends or other distributions with respect to any shares of its capital stock (to the extent the holder of such shares is an Obligor) or to make or repay loans or advances to the Borrower or any Guarantor or to guarantee Indebtedness of the Borrower or any Guarantor; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by Law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on July 3, 2008 identified on Schedule 6.09 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary of the Borrower pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, and (vi) the foregoing shall not apply to any restriction or condition contained in the agreements related to the Senior Credit Facility or the New ARAM Sellers’ Note or any guarantee thereof.
     SECTION 6.10 Constitutive Documents. The Borrower will not, and will not permit any of its Subsidiaries to, amend its charter or by-laws or other constitutive documents in any manner that would adversely and materially affect the rights of the Lenders under this Agreement or their ability to enforce the same.
     SECTION 6.11 Nature of Business. The Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any business that is substantially different from the businesses of the types conducted by the Borrower and its Subsidiaries on the Effective Date and businesses reasonably related thereto.

     SECTION 6.12 Sales and Leasebacks. Except for those transactions described on Schedule 6.12 and any transaction permitted under Sections 6.04(b) and 6.04(g), the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, that (i) the Borrower or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than the Borrower or any of its Subsidiaries) or (ii) the Borrower or any of its Subsidiaries intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by the Borrower or any such Subsidiaries to any Person (other than the Borrower or any other Subsidiaries of the Borrower) in connection with such lease.
     SECTION 6.13 Changes in Fiscal Year. The Borrower and its Subsidiaries shall not change the end of their fiscal year to a date other than December 31.
     SECTION 6.14 Minimum Fixed Charge Coverage Ratio. The Borrower and its Subsidiaries shall not permit the Fixed Charge Coverage Ratio to be less than 1.25 to 1.0 for the fiscal quarter ending December 31, 2008, and 1.50 to 1.0 for the fiscal quarter ending March 31, 2009 and thereafter.
     SECTION 6.15 Maximum Leverage Ratio. The Borrower and its Subsidiaries shall not permit the Leverage Ratio to exceed 2.50 to 1.0 for the fiscal quarter ending December 31, 2008, and 2.25 to 1.0 for the fiscal quarter ending March 31, 2009 and thereafter.
     SECTION 6.16 Minimum Tangible Net Worth. The Borrower and its Subsidiaries shall maintain a minimum Tangible Net Worth of not less than 80% of the Tangible Net Worth as of September 18, 2008 plus (i) 50% of the Consolidated Net Income of the Borrower and its Subsidiaries (if positive) for each fiscal quarter thereafter and (ii) 80% of the net proceeds from any mandatorily convertible notes and preferred and common stock issuances for each fiscal quarter thereafter.
ARTICLE VII
Events of Default and Remedies
     SECTION 7.01 Events of Default. If any of the following events (each, an “Event of Default”) shall occur:
          (a) the Borrower shall fail to pay any principal of or premium, if any, on any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
          (b) the Borrower shall fail to pay any interest on any Loan or any fee or other amount (other than an amount referred to in clause (a) of this Section 7.01) payable under this Agreement or the other Loan Documents, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

          (c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement, any Loan Document or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect when made or deemed made in any material respect (provided such materiality qualifier shall not apply in instances where a specific representation contains a materiality or Material Adverse Effect qualifier);
          (d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Sections 2.09(b), 5.01, 5.02, 5.03 (with respect to the Borrower’s existence) or 5.08 or in Article VI;
          (e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clauses (a), (b) or (d) of this Article) or in any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days following the earlier of (i) the date on which such failure first became known to any officer of the Borrower or (ii) notice of such failure from the Administrative Agent;
          (f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, including without limitation the New ARAM Sellers’ Note, when and as the same shall become due and payable after giving effect to any applicable grace period;
          (g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
          (h) [Intentionally omitted];
          (i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Subsidiaries or their debts, or of a substantial part of their assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries or for a substantial part of any of their assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;
          (j) the Borrower or any of its Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries or for a substantial part of any of their assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
          (k) the Borrower or any of its Subsidiaries shall become unable, admit in writing its inability, or fail generally to pay its debts as they become due;
          (l) one or more judgments for the payment of money in an aggregate amount (exclusive of amounts fully covered by valid and collectible insurance in respect thereof subject to customary deductibles or fully covered by an indemnity with respect thereto reasonably acceptable to the Required Lenders) in excess of $20,000,000 shall be rendered against any of the Borrower or its Subsidiaries or any combination thereof and the same shall remain undischarged or unstayed for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, or any attachment or levy shall be entered upon any assets of the Borrower or such Subsidiary to enforce any such judgment;
          (m) an ERISA Event shall have occurred that, in the reasonable opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;
          (n) any Loan Documents or any material provision thereof shall at any time cease to be in full force and effect, except expressly in accordance with the terms of the Loan Documents or a proceeding shall be commenced by the Borrower or any of its Subsidiaries seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation thereof), or any Obligor shall repudiate or deny that it has any liability or obligation for the payment of principal, premium, if any, or interest or other obligations purported to be created under any Loan Document;
          (o) [Intentionally omitted];
          (p) [Intentionally omitted]; or
          (q) any termination of a Senior Credit Facility Lender Swap Agreement by a Senior Credit Facility Lender (or its Affiliate) counterparty thereto following a default thereunder, requiring the Borrower or any Guarantor, as applicable, to pay to said counterparty more than $5,000,000;
then, and in every such event (other than an event with respect to the Borrower described in clause (i) or (j) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole or in part (in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with premium, if any, and accrued interest thereon and all fees and other Obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event described in clause (i) or (j) of this Section 7.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with premium, if any, and accrued interest thereon and all fees and other Obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest notice of acceleration or the intent to accelerate or any other notice of any kind, all of which are hereby waived by the Borrower, (iii) if not theretofore increased, increase the rate of interest charged on all Loans to the Default Rate (after the acceleration thereof), and (iv) exercise any or all of the remedies available to it under any of the Loan Documents, at Law or in equity.
ARTICLE VIII
The Administrative Agent
          Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent under the Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.
          Jefferies and any entity successor thereto in its capacity as the Administrative Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and it and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or other Affiliate thereof as if it were not the Administrative Agent hereunder.
          The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct; PROVIDED, HOWEVER, THAT IT IS THE INTENTION OF THE PARTIES HERETO THAT THE ADMINISTRATIVE AGENT BE INDEMNIFIED IN THE CASE OF ITS OWN NEGLIGENCE (OTHER THAN GROSS NEGLIGENCE), REGARDLESS OF WHETHER SUCH NEGLIGENCE

IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
          The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
          The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
          Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower unless a Default or Event of Default has occurred and is continuing, such consent not to be unreasonably withheld, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent with the consent of the Borrower unless a Default or Event of Default has occurred and is continuing, such consent not to be unreasonably withheld, which shall be any Lender or a bank with an office in New York, New York or Houston, Texas, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
          Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.
ARTICLE IX
Guarantee
SECTION 9.01 The Guarantee. (a) Each Guarantor the assets of which are not all or substantially all comprised of stock or securities in one or more Foreign Subsidiary hereby jointly, severally, unconditionally and irrevocably with every other such Guarantor guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of the principal of and interest on the Loans, and the full and punctual payment of all other Obligations payable by the Borrower or any other Guarantor under the Loan Documents. Upon failure by the Borrower or any other Guarantor to pay punctually any such amount, each such Guarantor shall forthwith on demand pay the amount not so paid at the place and in the manner specified in this Agreement or the other Loan Documents. The Guarantee contained in this clause (a) is a guaranty of payment and not of collection. The Lenders shall not be required to exhaust any right or remedy or take any action against, as applicable, the Borrower, the Guarantors or any other Person. Each Guarantor agrees that, as between such Guarantor and the Lenders, the Obligations of, as applicable, the Borrower or the other Guarantors may be declared to be due and payable for the purposes of this Guarantee notwithstanding any stay, injunction or other prohibition which may prevent, delay or vitiate any declaration as regards the Borrower and that in the event of a declaration or attempted declaration, the Obligations of, as applicable, the Borrower and the other Guarantors shall immediately become due and payable by each Guarantor for the purposes of this Guarantee.
          (b) For the avoidance of doubt, it is the express intention of the Borrower, the Guarantors, the Administrative Agent and each Lender that nothing herein or in any other Loan Document shall constitute or be deemed to constitute an investment by a Foreign Subsidiary in “United States property” within the meaning of Section 956(c) of the Code. Accordingly, each party hereto acknowledges and agrees that only the Guarantors the assets of which are not all or substantially all comprised of stock or securities in one or more Foreign Subsidiary have guaranteed the Obligations of the Borrower and the guarantees provided in this Article IX shall be construed and limited to give effect to such intention. To the extent that any Guarantor that has guaranteed the Obligations of the Borrower holds stock or securities in one or more Foreign Subsidiaries, such Guarantor’s guarantee of the Borrower’s Obligations hereunder shall be (and hereby is) limited at all times to an amount equal to the sum of the fair market value of its domestic assets plus 100% of its non-voting Equity Interests and 65% of its voting Equity Interests in such Foreign Subsidiary.
     SECTION 9.02 Guarantee Unconditional. The respective obligations of each Guarantor hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:
          (a) any extension, renewal, settlement, compromise, waiver or release in respect of any Obligation of either the Borrower or any other Guarantor under the Loan Documents by operation of law or otherwise;
          (b) any modification, amendment or waiver of or supplement to the Loan Documents;
          (c) any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of either the Borrower or any other Guarantor under the Loan Documents;
          (d) any change in the corporate existence, structure or ownership of the Borrower or any other Guarantor, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting either the Borrower, any other Guarantor or their respective assets or any resulting release or discharge of any obligation of either the Borrower or any other Guarantor contained in the Loan Documents;
          (e) the existence of any claim, set-off or other rights which the Guarantor may have at any time against any of the Borrower, any other Guarantor, the Administrative Agent, any Lender or any other Person, whether in connection herewith or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;
          (f) any invalidity or unenforceability relating to or against either the Borrower or any other Guarantor for any reason of the Loan Documents or any provision of applicable law or regulation purporting to prohibit the payment by either the Borrower or any other Guarantor of the principal of or interest on any Loan or any other amount payable by either the Borrower or any other Guarantor under the Loan Documents; or
          (g) any other act or omission to act or delay of any kind by any of the Borrower, any other Guarantor, the Administrative Agent, any Lender or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the Guarantor’s obligations hereunder.
          Furthermore, notwithstanding that the Borrower may not be obligated to the Administrative Agent and/or the Lenders for interest and/or attorneys’ fees and expenses on, or in connection with, any Obligations from and after the Petition Date as a result of the provisions of the federal bankruptcy law or otherwise, Obligations for which the Guarantors shall be obligated shall include interest accruing on the Obligations at the Default Rate from and after the date on which the Borrower files for protection under the federal bankruptcy laws or from and after the date on which an involuntary proceeding is filed against the Borrower under the federal bankruptcy laws (herein collectively referred to as the “Petition Date”) and all reasonable attorneys’ fees and expenses incurred by the Administrative Agent and the Lenders from and after the Petition Date in connection with the Obligations.
     SECTION 9.03 Discharge Only upon Payment in Full; Reinstatement In Certain Circumstances. The obligations of each Guarantor and the Borrower hereunder shall remain in full force and effect until the Commitments shall have terminated and the principal of and interest on the Loans and all other amounts payable by the Obligors under the Loan Documents shall have been paid in full. If at any time any payment of the principal of or interest on any Loan or any other amount payable by the Obligors under the Loan Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of any Obligor or otherwise, the obligations of each of the Guarantors and the Borrower hereunder with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time. The Guarantors under Section 9.01(a) jointly and severally agree to indemnify each Lender on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law, other than any costs or expenses resulting from the bad faith or willful misconduct of such Lender.
     SECTION 9.04 Waiver by Each Guarantor. Each Guarantor irrevocably waives acceptance hereof, diligence, presentment, demand, protest notice of acceleration or the intent to accelerate and any other notice not provided for in this Article IX, as well as any requirement that at any time any action be taken by any Person against the Borrower or any other Guarantor or any other Person.
     SECTION 9.05 Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder who has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 9.09. The provisions of this Section 9.05 shall in no respect limit the obligations and liabilities of any Guarantor to the Lender, and each Guarantor shall remain liable to the Lender for the full amount of the Obligations of the Borrower and each other Guarantor guaranteed by such Guarantor hereunder.
     SECTION 9.06 Subrogation. Each Guarantor under Section 9.01(a) shall be subrogated to all rights of the Lenders, the Administrative Agent and the holders of the Loans against the Borrower in respect of any amounts paid by such Guarantor pursuant to the provisions of this Article IX; provided that no such Guarantor shall be entitled to enforce or to receive any payments arising out of or based upon such right of subrogation until the principal of and interest on the Loans and all other sums at any time payable by the Borrower under the Loan Documents shall have been paid in full. If any amount is paid to any Guarantor or the Borrower, as applicable on account of subrogation rights under these Guarantees at any time when all the Obligations have not been paid in full, the amount shall be held in trust for the benefit of the Lenders and shall be promptly paid to the Administrative Agent to be credited and applied to the Obligations, whether matured or unmatured or absolute or contingent, in accordance with the terms of this Agreement.
     SECTION 9.07 Stay of Acceleration. If acceleration of the time for payment of any amount payable by any Obligor under the Loan Documents is stayed upon insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by each Guarantor under Section 9.01(a) for its Obligations described in this Article IX promptly following demand by the Administrative Agent made at the request of the requisite proportion of the Lenders specified in Article X of this Agreement.
     SECTION 9.08 Instrument for the Payment of Money. Each Guarantor acknowledges that the Guarantees in this Article IX constitutes an instrument for the payment of money and consents and agrees that any Lender or the Administrative Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.
     SECTION 9.09 Limit of Liability. The obligations of each of the Guarantors and the Borrower hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state law.
     SECTION 9.10 Release upon Sale. Upon any sale of any Guarantor permitted by this Agreement, and, if required hereunder, payment to the Administrative Agent, for the prorata benefit of the applicable Lenders, of the proceeds of such sale, such Guarantor shall (a) be released from its obligations as a Guarantor hereunder, (b) all Liens, if any, securing such Guarantee shall automatically be terminated and released and (c) the Administrative Agent will, at the expense of said Guarantor, execute and deliver such documents as are reasonably necessary to evidence said releases and terminations, following written request from the Borrower and receipt by the Administrative Agent of a certificate from the Borrower certifying no Default or Event of Default exists.
     SECTION 9.11 Benefit to Guarantor. Each Guarantor acknowledges that the Loans made to the Borrower will be, in part, re-loaned to, or used for the benefit of, such Guarantor and its Affiliates, that each Guarantor, because of the utilization of the proceeds of the Loans, will receive a direct benefit from the Loans and that, without the Loans, such Guarantor would not be able to continue its operations and carry on its business as presently conducted.

ARTICLE X
Miscellaneous
     SECTION 10.01 Notices.
          Except in the case of notices and other communications expressly permitted to be given by telephone, or email (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
if to the Borrower, to:
ION Geophysical Corporation
2105 CityWest Blvd., Suite 400
Houston, Texas 77042
Attention: Chief Financial Officer
Telecopy No.: 281-879-3674
Telephone No. (for confirmation): 281-879-3645
with a copy to:
Mayer Brown LLP
700 Louisiana St., Suite 3400
Houston, Texas 77002-2730
Attention: Marc Folladori
Telecopy No.: 713-238-4888
Telephone No.: 713-238-3000
if to a Guarantor, to it in care of the Borrower;
if to the Administrative Agent, to:
Jefferies Finance LLC
520 Madison Avenue
New York, New York 10022
Attention: Account Officer – ION Geophysical Corporation
Telecopy No.: (212) 284-3444
with a copy to:
Jefferies Finance LLC
520 Madison Avenue
New York, New York 10022
Attention: General Counsel
Telecopy No.: (212) 284-3444
and

Jefferies & Company, Inc.
520 Madison Avenue
New York, New York 10022
Attention: General Counsel
Telecopy No.: (212) 284-2280
          if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
          Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
          Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
     SECTION 10.02 Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower or Guarantors therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.
          (b) Except as otherwise provided herein, neither this Agreement nor the other Loan Documents nor any provision hereof or thereof may be waived, amended or modified except pursuant to (x) an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders or (y) an agreement or agreements in writing entered into by the Borrower and the Super Majority Lenders for the purpose of reducing the Default Rate (but in any event, to a rate not less than the rate of interest that would otherwise be applicable if no Default or Event of Default was then outstanding); provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) (A) change Section 2.10 or Sections 2.16(b) or (c), in a manner that would alter the pro rata sharing of payments required thereby or (B) modify Section 2.09(b) or the definition of the term “Change of Control” following the occurrence of a Change of Control without the written consent of each Lender, (v) change any of the provisions of this Section 10.02(b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, or (vi) release all or substantially all of the Guarantees (other than in connection with any transactions permitted by this Agreement) without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.
     SECTION 10.03 Expenses; Indemnity; Damage Waiver.
          (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the fees, charges and disbursements of one primary law firm as counsel and consultants for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, due diligence undertaken by the Administrative Agent with respect to the financing contemplated by this Agreement, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) [Intentionally omitted] and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender for fees, charges and disbursements of one primary law firm as counsel, local counsel as needed and consultants for the Administrative Agent or any Lender and all other reasonable out-of-pocket expenses of the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement during the existence of a Default or an Event of Default (whether or not any waiver or forbearance has been granted in respect thereof), including its rights under this Section, or in connection with the Loans made, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
          (b) The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; and whether or not caused by the ordinary, sole or contributory negligence of any Indemnitee, provided further that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee (IT BEING UNDERSTOOD THAT IT IS THE INTENTION OF THE PARTIES HERETO THAT EACH OF THE INDEMNITEES BE INDEMNIFIED IN THE CASE OF ITS OWN NEGLIGENCE (OTHER THAN GROSS NEGLIGENCE), REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL). It is agreed by the parties hereto that the indemnity obligations of the Borrower under the Commitment Letter are superseded to the extent described in this Agreement.
          To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Credit Exposure and unused Commitments at the time.
          To the extent permitted by applicable Law, neither the Borrower nor any Guarantor shall assert, and each of the Borrower and each Guarantor hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.
          All amounts due under this Section shall be payable promptly after receipt of a request therefore by the Borrower.
     SECTION 10.04 Successors and Assigns.
          (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) (i) Subject to Section 10.04(e) and the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of the Administrative Agent (and for the avoidance of doubt, without the consent of the Borrower); provided that (A) no such consent shall be required for an assignment of any Commitment or Loan to an assignee that is a Lender, an Affiliate of a Lender or an Approved Fund and (B) such assigning Lender shall give prompt prior written notice to the Borrower and if the consent of the Administrative Agent is not required, the Administrative Agent of such assignment or sale; and
          (ii) Assignments shall be subject to the following additional conditions:
          (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 and after giving effect to such assignment, the assigning Lender’s Commitment or Loans shall not be less than $1,000,000 (which amount shall be in the aggregate in the event of simultaneous assignments to or by two or more Approved Funds) unless the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default under clause (a), (b), (i) or (j) of Section 7.01 has occurred and is continuing;
          (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
          (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (provided that only one such fee shall be payable in the event of simultaneous assignments to or by two or more Approved Funds); and
          (D) the assignee, if it is not then a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may include material non-public information about the Borrower or Guarantors and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with such assignee’s compliance procedures and applicable law, including Federal and state securities laws.
     For the purpose of this Section 10.04(b), the term “Approved Fund” has the following meaning:

     “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is owned, administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
     (iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
          (c) (i) Subject to Section 10.04(e), any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) [Intentionally omitted], (B) such Lender’s obligations under this Agreement shall remain unchanged, (C) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (D) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16(c) as though it were a Lender.
     (ii) A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(e) as though it were a Lender.
          (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          (e) Notwithstanding anything herein to the contrary, a Lender may not assign, or sell participations in, any of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it) to (i) the Borrower or any of its Affiliates and (ii) any Person listed on Schedule 10.04 hereto or any of their respective Controlled Affiliates. Any such attempted assignment or transfer shall be null and void.
     SECTION 10.05 Survival. All covenants, agreements, representations and warranties made by the Borrower and each Guarantor herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.13, 2.14, 2.15 and 10.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.
     SECTION 10.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts and may be delivered in original or facsimile form (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
     SECTION 10.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
     SECTION 10.08 Right of Setoff. Each Lender and each of its Affiliates is hereby authorized at any time that an Event of Default shall have occurred and is continuing and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Guarantor against any and all of the obligations of the Borrower and each Guarantor now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
     SECTION 10.09 Governing Law; Jurisdiction; Consent to Service of Process.
          THIS AGREEMENT AND THE LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ITS CONFLICTS OF LAW PRINCIPLES).
          THE BORROWER AND EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMIT, FOR ITSELF AND ITS

PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST THE BORROWER AND EACH GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
          THE BORROWER AND EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN THE IMMEDIATELY PRECEDING PARAGRAPH. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
          THE BORROWER HEREBY APPOINTS CT CORPORATION SYSTEM (THE “PROCESS AGENT”) WITH AN OFFICE ON THE EFFECTIVE DATE OF 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011, AS ITS AGENT TO RECEIVE ON BEHALF OF THEM SERVICE OF COPIES OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. SUCH SERVICE MAY BE MADE BY MAILING BY CERTIFIED MAIL A COPY OF SUCH PROCESS TO THE BORROWER IN CARE OF THE PROCESS AGENT AT THE PROCESS AGENT’S ABOVE ADDRESS, WITH A COPY TO SUCH PERSON AT ITS ADDRESS SPECIFIED HEREIN AND THE BORROWER HEREBY AUTHORIZES AND DIRECTS THE PROCESS AGENT TO RECEIVE SUCH SERVICE ON THEIR BEHALF. AS AN ALTERNATIVE METHOD OF SERVICE, THE BORROWER ALSO IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING BY CERTIFIED MAIL OF COPIES OF SUCH PROCESS TO IT AND ITS SUBSIDIARIES SPECIFIED HEREIN. THE BORROWER AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE

CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY MANNER PROVIDED BY LAW.
          EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.01. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
     SECTION 10.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     SECTION 10.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
     SECTION 10.12 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower or its Affiliates relating to the Borrower and its Subsidiaries or their business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Affiliates; provided that, in the case of information received from the Borrower after the Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     SECTION 10.13 Interest Rate Limitation. It is the intention of the parties hereto to conform strictly to applicable interest, usury and criminal laws and, anything herein to the contrary notwithstanding, the obligations of the Borrower and the Guarantors to a Lender or the Administrative Agent under this Agreement or any Loan Document shall be subject to the limitation that payments of interest shall not be required to the extent that receipt thereof would be contrary to provisions of law applicable to such Lender or Administrative Agent limiting rates of interest which may be charged or collected by such Lender or Administrative Agent. Accordingly, if the transactions contemplated hereby or thereby would be illegal, unenforceable, usurious or criminal under laws applicable to a Lender or the Administrative Agent (including the laws of any jurisdiction whose laws may be mandatorily applicable to such Lender or Administrative Agent notwithstanding anything to the contrary in this Agreement or any other Loan Document then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document, it is agreed as follows:
          (a) the provisions of this Section shall govern and control;
          (b) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received under this Agreement or any Loan Document or otherwise in connection with this Agreement or any Loan Document by such Lender or the Administrative Agent shall under no circumstances exceed the maximum amount of interest allowed by applicable law (such maximum lawful interest rate, if any, with respect to each Lender and the Administrative Agent herein called the “Highest Lawful Rate”), and any excess shall be cancelled automatically and if theretofore paid shall be credited to the Borrower by such Lender or the Administrative Agent (or, if such consideration shall have been paid in full, such excess refunded to the Borrower);
          (c) all sums paid, or agreed to be paid, to such Lender or the Administrative Agent for the use, forbearance and detention of the indebtedness of the Borrower to such Lender or the Administrative Agent hereunder or under any Loan Document shall, to the extent permitted by laws applicable to such Lender or the Administrative Agent, as the case may be, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the actual rate of interest is uniform throughout the full term thereof;
          (d) if at any time the interest provided pursuant to this Section or any other clause of this Agreement or any other Loan Document, together with any other fees or compensation payable pursuant to this Agreement or any other Loan Document and deemed interest under laws applicable to such Lender or the Administrative Agent, exceeds that amount which would have accrued at the Highest Lawful Rate, the amount of interest and any such fees or compensation to accrue to such Lender or the Administrative Agent pursuant to this Agreement or such other Loan Document shall be limited, notwithstanding anything to the contrary in this Agreement or any other Loan Document, to that amount which would have accrued at the Highest Lawful Rate, but any subsequent reductions, as applicable, shall not reduce the interest to accrue to such Lender or the Administrative Agent pursuant to this Agreement or such other Loan Document below the Highest Lawful Rate until the total amount of interest accrued pursuant to this Agreement or such other Loan Document, as the case may be, and such fees or compensation deemed to be interest equals the amount of interest which would have accrued to such Lender or Administrative Agent if a varying rate per annum equal to the interest provided pursuant to any other relevant Section hereof (other than this Section) or thereof, as applicable, had at all times been in effect, plus the amount of fees which would have been received but for the effect of this Section; and
          (e) with the intent that the rate of interest herein shall at all times be lawful, and if the receipt of any funds owing hereunder or under any other agreement related hereto (including any of the other Loan Documents) by such Lender or the Administrative Agent would cause such Lender to charge the Borrower a criminal rate of interest, the Lenders and the Administrative Agent agree that they will not require the payment or receipt thereof or a portion thereof which would cause a criminal rate of interest to be charged by such Lender or the Administrative Agent, as applicable, and if received such Lender or the Administrative Agent will return such funds to the Borrower so that the rate of interest paid by the Borrower shall not exceed a criminal rate of interest from the date this Agreement was entered into.
     SECTION 10.14 USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.
     SECTION 10.15 Final Agreement of the Parties. THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
[Signature pages to follow]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER: ION GEOPHYSICAL CORPORATION
By	/s/ David L. Roland
	Name:	David L. Roland
	Title:	Senior Vice President, General Counsel and Corporate Secretary

GUARANTORS: ION EXPLORATION PRODUCTS (U.S.A.), INC., a Delaware corporation

By	/s/ David L. Roland
	Name:	David L. Roland
	Title:	Vice President

I/O MARINE SYSTEMS, INC., a Louisiana corporation
By	/s/ David L. Roland
	Name:	David L. Roland
	Title:	Vice President

GX TECHNOLOGY CORPORATION, a Texas corporation

By	/s/ David L. Roland
	Name:	David L. Roland
	Title:	Vice President

Bridge Loan Agreement

ADMINISTRATIVE AGENT: JEFFERIES FINANCE LLC, as Administrative Agent
By	/s/ Carl A. Toriello
	Name:	Carl A. Toriello
	Title:	Executive Vice President

LENDERS: JEFFERIES FINANCE LLC
By	/s/ Carl A. Toriello
	Name:	Carl A. Toriello
	Title:	Executive Vice President

Bridge Loan Agreement